UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Wintrust Financial Corporation
(Name of Registrant as Specified in its Charter)
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WINTRUST FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2017
To the Shareholders of Wintrust Financial Corporation:
You are cordially invited to attend the 2017 Annual Meeting of Shareholders (the "Annual Meeting") of Wintrust Financial Corporation to be held at our offices located at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018, on Thursday, May 25, 2017, at 10:00 a.m. Central Time, for the following purposes:

1.	To elect the 12 nominees for director named in this Proxy Statement to hold office until the 2018 Annual Meeting of Shareholders;

2.	To approve, on an advisory (non-binding) basis, the Company’s executive compensation as described in this Proxy Statement;

3.	To approve, on an advisory (non-binding) basis, the frequency of future shareholder advisory votes to approve the Company's executive compensation every one, two or three years;

4.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2017; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.
The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on March 31, 2017. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote.
One of our current directors, Joseph F. Damico, is not standing for re-election this year. Mr. Damico has been a valued member of our Board of Directors since 2005. We ask that you join us in thanking him for his service to the Company.
Lastly, Peter D. Crist is completing his ninth year of service as non-executive Chairman at the Annual Meeting and thus, per the Company's Corporate Governance Guidelines, will be ineligible for re-election as non-executive Chairman of the Board of Directors following the Annual Meeting, although he will continue to serve as a director on our Board of Directors pending his re-election at the Annual Meeting. It is expected that, pending election at the Annual Meeting, H. Patrick Hackett, Jr. will serve as non-executive Chairman of the Board of Directors following the Annual Meeting. We ask that you join us in thanking Mr. Crist for his leadership of the Board of Directors as non-executive Chairman over the past nine years and for his continued service as a member of the Board of Directors.

By order of the Board of Directors,

Kathleen M. Boege
Corporate Secretary
April 7, 2017
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED IN THE ATTACHED PROXY STATEMENT.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on May 25, 2017:

This Notice of the Annual Meeting Proxy Statement and the
2016 Annual Report on Form 10-K are Available at:
https://materials.proxyvote.com/97650W

WINTRUST FINANCIAL CORPORATION
9700 West Higgins Road, Suite 800
Rosemont, Illinois 60018
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 25, 2017
These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board each being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2017 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we furnish proxy materials, which include this Proxy Statement (this “Proxy Statement”) and the accompanying proxy card, Notice of Annual Meeting, and Annual Report on Form 10-K for fiscal year ended December 31, 2016, to our shareholders by making such materials available on the Internet unless otherwise instructed by the shareholder. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to shareholders on or about April 13, 2017.
ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Thursday, May 25, 2017 at 10:00 a.m. Central Time at the Company’s corporate headquarters at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the 12 nominees for Director named in this Proxy Statement, a proposal approving (on an advisory basis) the Company’s executive compensation as described in this Proxy Statement, a proposal approving (on an advisory basis) the frequency of future shareholder advisory votes to approve the Company’s executive compensation (every one, two or three years) and the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017.
Who may vote at the Annual Meeting?
Only record holders of our common stock, no par value (“Common Stock”), as of the close of business on March 31, 2017 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding approximately 52,503,663 shares of Common Stock. Each outstanding share of the Common Stock entitles the holder to one vote.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of the Common Stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards marked “abstain” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who submit a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions on certain matters (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
How do I submit my vote?
If you are a shareholder of record, you can vote by:

•	attending the Annual Meeting and voting by ballot;

•	using your telephone, according to the instructions on the Notice or proxy card;

•	visiting www.voteproxy.com and then following the instructions on the screen; or

•	signing, dating and mailing in your proxy card which may be obtained by calling 888-proxyna (888-776-9962) or by emailing info@amstock.com.
The deadline for voting by telephone or on the Internet is 11:59 p.m. Eastern Time on May 24, 2017. Proxy cards submitted by mail must be received by the close of business on May 24, 2017.
What do I do if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares and bring that proxy to the Annual Meeting.
Can I change or revoke my vote after I return my proxy card?
Yes. If you are a shareholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet (prior to 11:59 p.m. Eastern Time on May 24, 2017); or

•	delivering written notice of revocation to the Company’s Corporate Secretary by mail at 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018.
If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Eastern Time on May 24, 2017. If you vote by returning a proxy card by mail, any later-dated proxy card must be received by the close of business on May 24, 2017. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.
Who will count the votes?
The Company’s Inspector of Election, American Stock Transfer & Trust Company, will count the votes.
Will my vote be kept confidential?
Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow Sodali LLC, 470 West Avenue, Third Floor, Stamford, Connecticut 06902, to solicit proxies for a fee of $7,000 plus expenses.
What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:

•	FOR the election of each of the 12 Director nominees named in this Proxy Statement;

•	FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement;

•	EVERY ONE YEAR as the frequency of future shareholder advisory votes to approve the Company’s executive compensation; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of each of the 12 Director nominees named in this Proxy Statement;

•	FOR the approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement;

•	EVERY ONE YEAR as the frequency of future shareholder advisory votes to approve the Company's executive compensation; and

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.
With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on:

•	the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017.
Brokers who have not received instructions from their customers would not be permitted to vote on the following proposals which are considered "non-routine" matters:

•	To elect the 12 Director nominees named in this Proxy Statement;

•	The approval, on an advisory (non-binding) basis, of the Company’s executive compensation as described in this Proxy Statement; and

•	The approval, on an advisory (non-binding) basis, of the frequency of future shareholder advisory votes to approve the Company’s executive compensation (every one, two or three years).
We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the "non-routine" matters described above, for which the broker indicates it does not have discretionary authority.
How will abstentions be treated?
For purposes of determining whether or not we have a quorum at the Annual Meeting, if you vote to abstain, your shares will be counted as present at the Annual Meeting.
If you abstain from voting for one or more of the nominees for Director, this will have the same effect as a vote against such nominee. If you abstain from voting on the advisory (non-binding) proposal approving the Company’s executive compensation as described in this Proxy Statement or on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017, your abstention will have the same effect as a vote against the proposal or proposals on which you abstain from voting.
If you abstain from voting on the advisory (non-binding) approval of the frequency of future shareholder advisory votes to approve the Company's executive compensation, your abstention will have no effect on the outcome of the vote.

What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.
Your vote is important. Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Board of Directors
Overview
The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by the Chief Executive Officer ("CEO") and other officers. The Board has seven standing committees. The principal responsibilities of the standing committees are described under the applicable committee headings below. Additionally, the independent Directors meet in regularly scheduled executive sessions, with and without management present, at each meeting of the Board and its committees.
Corporate Governance Practices
We believe that a culture of strong corporate governance is a critical component of our success. Our Board continually evaluates corporate governance developments and strives to adopt “best practices” including:

•	Annual election of Directors.

•	Independent Chairman of the Board.

•	Independent Board. Our Board is comprised of all independent Directors, except our CEO.

•	Majority vote standard for election of our Directors.

•
Independent Board committees. Each of our committees (other than the Executive Committee) is made up entirely of independent Directors. Each standing committee operates under a written charter that has been approved by the respective committee, the Nominating and Corporate Governance Committee (the "Nominating Committee") and the Board.

•
Regular executive sessions of independent Directors. At each meeting of the Board and each of its Committees, the Directors meet without management present in regularly scheduled executive sessions of independent Directors.

•	Regular Board self-evaluation process. The Board and each committee evaluate its performance on an annual basis.

•	Service by the majority of our Directors on the boards of our subsidiary banks. We believe this dual service gives our Directors a robust view into our operations and performance.

•	Limitation on other outside board service. We limit our Directors to serve on no more than four other public company boards.

•	Retirement Age. We have a policy that we will not nominate a candidate for Director if he or she has attained the age of 76 before the election.

•
Robust code of ethics. Our corporate code of ethics applies to all of our employees, including our Directors and executive officers. We also have an additional code of ethics applicable to our senior financial officers.

•	Robust role for the Board in risk oversight. Our Board and its committees play an active and ongoing role in the management of the risks of our business.

•
Stock ownership guidelines for Directors and named executive officers. Our Directors and named executive officers each must maintain a significant ownership of our Common Stock in order to increase alignment of their interests with those of our shareholders.

•
Prohibition on hedging, short selling and pledging. Our Directors and executive officers are prohibited from engaging in selling short our Common Stock, engaging in hedging or offsetting transactions regarding our Common Stock or pledging our Common Stock.

•	No shareholder rights plan (poison pill).
Meetings
The Board met six times in 2016. Each member of the Board attended more than 90% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our 2016 Annual Meeting of Shareholders.
Board Leadership Structure
The Board has a non-executive Chairman. This position is independent from management. The Chairman leads the Board meetings as well as meetings of the independent Directors. The CEO is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as Chairman of the Board is a particularly time-intensive responsibility. Separating these roles allows the CEO to focus solely on his duties, which the Board believes better serves the Company. Separation of the roles of Chairman and CEO also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management. In order to ensure continuity of leadership, the Company has a policy set forth in its Corporate Governance Guidelines providing that each non-executive Chairman may serve for a term of not more than nine (9) consecutive years, subject to the requirement that he or she be re-elected as Chairman annually by the Board. Mr. Crist will complete his ninth year of service as Chairman at the Annual Meeting and is, therefore, not eligible for re-election as Chairman. Accordingly, the Nominating Committee has proposed, and the Board has agreed, that pending his election, Mr. Hackett will serve as non-executive Chairman of the Board following the Annual Meeting.
The Board’s Role in Risk Oversight
Our Board has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.
The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Senior Vice President — Chief Risk Officer who provides reports to the Board, the Audit Committee and the Risk Management Committee on a regular basis and other committees of the Board as needed.
The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of each category of Company risk and on the Company’s overall risks, as well as any material changes or developments in any risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.
In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of the monitoring of risk, generally, and oversight of financial, credit reporting, regulatory, information security, operational and legal risks, in particular. The Risk Management Committee monitors, among other things, credit, interest rate, liquidity and market risks. The Finance Committee provides oversight of risks related to strategic transactions and reviews risks associated with the Company’s capital planning strategy and liquidity. The IT/IS Committee provides oversight of risks related to the Company’s information technology and information security strategy, infrastructure, systems, business continuity planning and disaster recovery plans and testing. The Nominating Committee also provides risk oversight relating to the Company’s board and governance. The Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. In addition, the Audit Committee, Finance Committee and Risk Management Committee have each undertaken to monitor relevant portions of the risks relating to the Dodd-Frank Act Stress Test (“DFAST”) process.

Codes of Ethics
The Board has adopted our Corporate Code of Ethics applicable to all Directors, officers and employees, and our Senior Financial Officer Code of Ethics (together with the Corporate Code of Ethics, the "Codes") each of which is available on the Company’s website at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” To assist in enforcement of the Codes, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our Codes; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis or more frequently as needed. The Company will post on its website any amendments to, or waivers from, the Codes as they apply to its Directors and executive officers to the extent required by SEC or NASDAQ rules.
Shareholder Communications
Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Corporate Secretary, Wintrust Financial Corporation, 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 939-9000 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

Committee Membership
The following table summarizes the current membership of the Board and each of its committees as of the date of this Proxy Statement:

Board of Directors	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Information Technology/Information Security Committee	Executive Committee
Peter D. Crist (Chair)	Member				Member		Chair
Bruce K. Crowther			Chair		Member	Member	Member
Joseph F. Damico	Chair		Member				Member
William J. Doyle	Member		Member		Member
Zed S. Francis III		Member		Member
Marla F. Glabe		Member		Member
H. Patrick Hackett, Jr.	Member		Member		Chair		Member
Scott K. Heitmann		Member		Chair		Member	Member
Christopher J. Perry				Member	Member
Ingrid S. Stafford		Chair		Member			Member
Gary D. Sweeney	Member		Member
Sheila G. Talton				Member		Chair	Member
Edward J. Wehmer							Member
The Nominating Committee has proposed, and the Board has agreed, that the membership of the Board and each of its committees following the Annual Meeting, assuming each Director nominee is elected, shall be as follows:

Board of Directors	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee	Risk Management Committee	Finance Committee	Information Technology/Information Security Committee	Executive Committee
Peter D. Crist	Chair		Member		Member		Member
Bruce K. Crowther			Chair		Member	Member	Member
William J. Doyle	Member		Member		Member
Zed S. Francis III		Member		Member
Marla F. Glabe	Member	Member		Member
H. Patrick Hackett, Jr. (Chair)	Member				Member		Chair
Scott K. Heitmann		Member		Chair		Member	Member
Christopher J. Perry				Member	Chair		Member
Ingrid S. Stafford		Chair		Member		Member	Member
Gary D. Sweeney	Member	Member	Member
Sheila G. Talton				Member		Chair	Member
Edward J. Wehmer							Member
Nominating and Corporate Governance Committee
The Board has established the Nominating Committee which is responsible for the following, among other responsibilities:

•	determining criteria for the selection and qualification of the members of the Board and reviewing with the Board the appropriate skills and characteristics required of the Board members;

•	identifying, recruiting and evaluating candidates to fill positions on the Board;

•
seeking out possible candidates and otherwise aid in attracting highly qualified candidates to serve on the Board and coordinating with the CEO to the extent the Nominating Committee deems appropriate;

•	recommending the Director nominees for approval by the Board and the shareholders;

•
evaluating the independence of each member of the Board and establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status or qualification to serve as a Director;

•	considering any resignation submitted by a Director who has experienced a significant change to his or her personal circumstances;

•	reviewing the corporate governance guidelines and code of ethics and recommending modifications thereto to the Board;

•	advising the Board with respect to the size, composition and individual members of the various committees of the Board and the functions of the Board and its committees;

•	establishing and implementing self-evaluation procedures for the Board and its committees;

•
assessing and reviewing with management the overall effectiveness of the organization of the Board and the conduct of its business and making appropriate recommendations to the Board with regard thereto;

•	reviewing shareholder proposals submitted for business to be conducted at an annual meeting;

•	in consultation with the Audit Committee, reviewing related-party transactions;

•	reviewing annually Director compensation and recommending modifications thereto to the Board;

•	reviewing insurance policies and indemnification arrangements applicable to the Directors and executive officers and recommending modifications thereto to the Board;

•	considering from time to time the overall relationship of the Board and management;

•	reviewing and assessing annually the adequacy of the Executive Committee Charter and, if appropriate, recommending changes to the Board for approval; and

•	reviewing and assessing annually the adequacy of the Nominating Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.” Our Corporate Governance Guidelines are also available on the Company’s website under the same headings.
The Nominating Committee consists of five Directors, and the Board has determined that each of these Directors has no material relationship with the Company and is otherwise independent under the applicable NASDAQ listing standards. During 2016, the Nominating Committee met five times.
Nomination of Directors
The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In doing so, the Nominating Committee considers a wide range of factors in evaluating the suitability of director candidates, including a general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business, education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the Corporate Governance Guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a good reputation in the business community, a talent for networking and referring business to the Company, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the Corporate Governance Guidelines adopted by the Board, Directors are expected to own Common Stock having a value of at least four times the annual retainer fee, which is $75,000 for fiscal year 2017, within four years of becoming a Director, and to limit board service at other companies to no more than four other public company boards.
The Nominating Committee believes in an expansive definition of diversity that includes differences of experience, education and talents, among other things. While the Nominating Committee does not have a formal policy in this regard, the diversity of the Board is a consideration in evaluating candidates for the Board, among others, as set forth in our Corporate

Governance Guidelines. The Nominating Committee seeks to achieve a range of talents, skills and expertise on the Board and evaluates each nominee with regard to the extent to which he or she contributes to this overall mix.
The Nominating Committee also evaluates the performance of Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.
The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. The Nominating Committee will consider director candidates recommended by our shareholders and will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates. Once the Nominating Committee receives a recommendation from a shareholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company's proxy statement, if nominated.
Shareholders may also directly nominate a candidate for Director pursuant to the advance notice provisions of the Company’s By-laws. Nominations must be received in writing at the principal executive offices of the Company and addressed to the Wintrust Financial Corporation, Nominating and Corporate Governance Committee, c/o Corporate Secretary, 9700 West Higgins Road, Suite 800, Rosemont, Illinois 60018. Under the existing provisions of the By-laws, the deadline for such notice with respect to the 2018 Annual Meeting of Shareholders is February 24, 2018 (but not before January 25, 2018). Any such recommendation should include:

•	the name and record address of the shareholder;

•	the class and number of shares of the Company beneficially held by the shareholder;

•
whether and the extent to which any derivative instrument, hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made the effect or intent of any of which is to increase or decrease economic interest in the Company’s stock or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder with respect to the Company’s stock (which information shall be updated by such shareholder as of the record date for the 2018 Annual Meeting of Shareholders, such update to be provided not later than 10 days after such date);

•	a representation that the shareholder intends to appear in person or by proxy at the 2018 Annual Meeting of Shareholders to introduce the recommendation;

•	the name, age, principal occupation and employment, and business and residential addresses of the candidate;

•	the qualifications of such candidate and the reason for such recommendation;

•
a description of all arrangements or understandings between the shareholder and such candidate or any other persons pursuant to which the recommendation is being proposed and any material interest of the shareholder in such recommendation;

•	the candidate’s signed consent to serve as a director if elected and to be named in the Company's 2018 Proxy Statement; and

•
all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to such nomination, such shareholder were a participant in a solicitation subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Nominating Committee also evaluates the performance of Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.

Audit Committee
The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements and evaluating and monitoring the risk profile of the Company. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the following, in addition to other responsibilities:

•	the integrity of the Company's financial statements and financial reporting process;

•	the Company's systems of internal accounting and financial controls;

•	the performance of the Company's internal audit function and independent registered public accounting firm;

•	the performance of the Company's compliance function;

•	the independent registered public accounting firm’s qualifications and independence;

•	the annual independent audit of the Company's financial statements;

•	the Company's compliance with ethics policies and legal and regulatory requirements; and

•	reviewing and assessing annually the adequacy of the Audit Committee Charter and, if appropriate, recommending changes to the Audit Committee Charter to the Board for approval.
The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.
To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and NASDAQ. In particular, each Audit Committee member:

•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from the Company (other than in his or her capacity as a Director);

•	must not be the Company's affiliate or the affiliate of any of the Company's subsidiaries; and

•
must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be an “audit committee financial expert” as defined by SEC rules.
The Audit Committee consists of four Directors, and the Board has determined that each of these Directors has no material relationship with the Company and each is otherwise independent under the applicable NASDAQ listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that each of Ms. Stafford, Ms. Glabe, Mr. Heitmann and Mr. Francis qualify as audit committee financial experts. During 2016, the Audit Committee met six times.
Compensation Committee
The Board has established a Compensation Committee which is responsible for the following, among other responsibilities:

•	establishing, in consultation with senior management, the Company’s overall compensation philosophy and overseeing the development and implementation of compensation programs and policies;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other senior management, evaluating the performance of the CEO and other senior management in light of those goals and objectives, and, either as a committee or together with the other independent members of the Board, setting the CEO’s and other senior management’s compensation levels based on this evaluation;

•
reviewing and approving in advance employment agreements, salary levels, salary increases and bonuses for executive and senior officers of the Company and, if appropriate, senior officers of its subsidiaries, including salaries and awards to newly hired executives and senior officers of the Company;

•	reviewing the Company’s compensation programs to assess the extent to which such practices encourage risk-taking or earnings manipulation, and taking any appropriate remedial actions;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing with the CEO senior management promotions and employment of senior management candidates;

•	conferring with the CEO and other senior management regarding succession planning for senior executive officers and making any such recommendations to the Board;

•	taking actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving changes to existing employee benefit programs;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•
pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed in connection with non-employee director compensation;

•
reviewing the results of any advisory shareholder votes on executive compensation (say-on-pay votes), and considering whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•
recommending for approval by the Board how frequently the Company should conduct advisory shareholder votes on executive compensation, taking into account the results of any prior shareholder votes regarding the frequency of such votes;

•
developing and implementing policies with respect to the recovery or “clawback” of any excess compensation, including stock options, paid to any of the Company’s executive officers based on erroneous data; and

•	reviewing and assessing annually the adequacy of the Compensation Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Compensation Committee consists of five Directors, and the Board has determined that each of these Directors has no material relationship with the Company and each is otherwise independent under the applicable NASDAQ listing standards. During 2016, the Compensation Committee met six times.
Risk Management Committee
The Board has established a Risk Management Committee which is responsible for the following, among other responsibilities:

•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering and approving the use of various hedging techniques;

•	reviewing and approving the Company's Risk Appetite Statement, Model Risk Management Governance Framework and validation of the results of the stress test models;

•	reviewing measures taken by the Company to identify, assess, monitor, control and mitigate its risks in the areas of asset/liability management and credit policies;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy; and

•	reviewing and assessing annually the adequacy of the Risk Management Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Risk Management Committee consists of six Directors, and the Board has determined that each of these Directors has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. During 2016, the Risk Management Committee met four times.
Finance Committee
The Board has established a Finance Committee to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to the following, among other responsibilities:

•	reviewing the capital plan and cash position of the Company, and providing advice and guidance on the sources and uses of capital and expected returns on capital deployed;

•	reviewing and approving any strategic initiatives to determine if they are in line with the Risk Appetite Statement;

•	reviewing and approving capital policies including the Capital Plan, the Capital Adequacy and Planning Policy and the Capital Contingency Plan;

•	reviewing and approving results of capital and earnings business plan, annual budget and forecasts;

•	reviewing and approving components of the DFAST process including stress test results;

•	reviewing holding company/intercompany capital actions, linking to current and forecasted capital levels;

•	reviewing and approving action plans to remediate gaps identified in the capital management process;

•	reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow;

•	reviewing and making recommendations with respect to any share repurchase programs and dividend policy;

•	reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;

•	reviewing and making recommendations with respect to private equity and other strategic investments;

•	reviewing and making recommendations with respect to issuing equity and debt securities;

•	providing advice to management with respect to the financial aspects of transactions by subsidiaries of the Company that require a vote by the Company, as a shareholder of such subsidiaries; and

•	reviewing and assessing annually the adequacy of the Finance Committee Charter and, if appropriate, recommending changes to the Board for approval.
The Finance Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Finance Committee consists of five Directors, and the Board has determined that each of these Directors has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. During 2016, the Finance Committee met six times.

Information Technology/Information Security Committee ("IT/IS Committee")
The Board has established an IT/IS Committee to provide guidance to management regarding information technology and security. In addition, the IT/IS Committee assists the Board in fulfilling its responsibilities with respect to the following, among other responsibilities:

•	reviewing and approving the Company’s information technology strategic plan and planning process;

•	assessing the likelihood, frequency and severity of cyber attacks and data breaches;

•	reviewing and approving the development and implementation of the Company’s information technology and information security programs and policies in context of the Company's risk profile;

•
reviewing the scope and effectiveness of the Company’s material information technology and information security infrastructure, including strategies for the design, development, implementation and maintenance of new technologies and systems;

•	reviewing and approving the data management strategy for the Company;

•	overseeing any independent third-party assessments of the Company's information technology and information security programs and policies and data management strategy;

•	reviewing the effectiveness of business continuity/disaster recovery following cyber attacks, including adequate insurance coverage and incident response plans and testing; and

•	reviewing annually the adequacy of the IT Committee Charter and, if appropriate, recommending changes to the charter to the Board for approval.
The IT/IS Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The IT/IS Committee consists of three Directors, and the Board has determined that each of these Directors has no material relationship with us and each is otherwise independent under the applicable NASDAQ listing standards. During 2016, the IT/IS Committee met eleven times.
Executive Committee
The Board has established an Executive Committee to provide guidance and counsel to the Company’s management team on significant matters and to take action on behalf of the Board between meetings of the Board or when it is not feasible to convene a meeting of the full Board for timely consideration of the actions proposed to be taken. The Executive Committee may exercise all authority of the Board except as otherwise prohibited by law.
The Executive Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “Investor Relations” and then choosing “Corporate Governance.”
The Executive Committee currently consists of eight Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, has no material relationship with the Company and is otherwise independent under the NASDAQ listing standards. During 2016, the Executive Committee did not meet.

DIRECTOR COMPENSATION
The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board and to compensate such Directors for their service on the Board in an amount that is commensurate with their role and involvement. In setting non-employee Director compensation, the Nominating Committee and the Board consider the significant amount of time the Directors expend in fulfilling their duties as well as the skill level required. During its most recent review of Director compensation, the Nominating Committee reviewed compensation data for non-employee directors from the Company’s then-current peer group. Based on this review of compensation data, which was set forth in the most recent proxy statement filed by each member of the Company's peer group, the Nominating Committee recommended, and the Board determined, not to change the compensation of our non-employee Directors.
To strengthen the alignment of interests between Directors and shareholders, the Board maintains a minimum stock ownership guideline for Directors, which requires Directors to own Common Stock (or Common Stock equivalents) having a value of at least four times the then-current annual retainer fee paid to non-employee Directors. Currently, this results in an ownership requirement of $300,000. This minimum stock ownership is required to be met within four years of joining the Board. In the event the annual retainer fee is increased, Directors will have four years to meet the new ownership guideline.
As of April 1, 2017, all of the Company’s non-employee Directors either own sufficient shares to meet the stock ownership guideline or are on target to meet the minimum stock ownership guideline within the prescribed time frame.
Compensation for Non-employee Directors
For their service to the Company, non-employee Directors are entitled to an annual retainer fee (the “Annual Retainer”), attendance fees for committee meetings and certain Board meetings, and a payment for service as a chairman of the Board or of certain committees (other than the Annual Retainer, “Other Director Fees”). Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board.
Annual Retainer. In 2016, the Company paid an annual retainer fee to non-employee Directors of $75,000. As explained further below, this amount may be paid in cash or in shares of the Company’s Common Stock.
Board Meeting Attendance Fees. The Company does not pay an attendance fee for meetings of the Board; however, in the event the Company holds more than six Board meetings in one year, non-employee Directors will receive per meeting fees of $2,000 for in-person attendance, or $1,500 for telephonic attendance, for each such additional Board meeting the Director attends.
Committee Meeting Attendance Fees. In order to properly reward non-employee Directors who sit on committees for their efforts and contributions, non-employee Directors receive an attendance fee for service on a committee of the Board. Non-employee Directors receive $1,700 per committee meeting attended, except for Audit Committee members, who receive a $2,000 per meeting attendance fee.
Chairmanships. In order to properly reflect the differences in workloads resulting from certain positions on the Board, the Chair of the Risk Management Committee, the Chair of the Compensation Committee, the Chair of the Nominating Committee, the Chair of the Finance Committee and Chair of the IT/IS Committee are also entitled to an additional annual fee of $10,000, and the Chair of the Audit Committee is entitled to an additional annual fee of $20,000. In 2016, the Company paid the Chairman of the Board an additional annual fee of $60,000.
Subsidiary Directorships. Non-employee Directors who serve on the Boards of Directors of our subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board serves on more than one subsidiary board other than Ms. Glabe and Mr. Heitmann.
Directors Deferred Fee and Stock Plan
The 2005 Directors Deferred Fee and Stock Plan ("Director Plan") is a program that allows non-employee Directors to receive their Director fees in either cash or Common Stock. Under the Director Plan, Directors may also choose to defer the receipt of the Annual Retainer delivered in the form of Common Stock or defer the receipt of Other Director Fees in the form of cash or Common Stock.
A Director will receive all fees in cash unless he or she elects to receive such fees in shares of the Company’s Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter.
Under the Director Plan, a Director may elect to defer receipt of shares of Common Stock received as an Annual Retainer or as Other Director Fees. If a Director elects to defer his or her receipt of fees paid in Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter. Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future. The shares of Common Stock represented by the Units will be issued to the Director in accordance with the deferral election of the Director.
The Director Plan also permits deferral of Other Director Fees in cash. If a Director elects to defer receipt of Other Director Fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to a Director’s deferred compensation account as of the date such fees otherwise would be payable to the Director. All amounts in such account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of the quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for the purposes of the amount in his or her deferred compensation account. The amount in the deferred compensation account will be paid to the Director in accordance with the deferral election of the Director.
All deferrals under the Director Plan will be deferred until the 15th of January following the retirement of such Director from the Board and each of its subsidiaries, or, at the election of the Director at the time of deferral, until the first, second, third, fourth or fifth anniversary of such retirement.
2016 Director Compensation Table
The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2016.

(a) Name (1)	(b) Fees Earned or Paid in Cash ($)(2)	(c) Stock Awards ($)	(d) Option Awards ($)	(e) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(f) All Other Compensation ($)(3)	(g) Total ($)
Peter D. Crist	155,400	—	—	—	28,606	184,006
Bruce K. Crowther	116,533	—	—	—	21,997	138,530
Joseph F. Damico	100,300	—	—	—	323	100,623
Zed S. Francis III	91,200	—	—	—	12,088	103,288
Marla F. Glabe	93,800	—	—	—	16,085	109,885
H. Patrick Hackett, Jr.	110,500	—	—	—	17,204	127,704
Scott K. Heitmann	114,000	—	—	—	29,729	143,729
Charles H. James III	42,350	—	—	—	7,107	49,457
Albin F. Moschner	49,617	—	—	—	5,334	54,951
Christopher J. Perry	90,300	—	—	—	8,371	98,671
Ingrid S. Stafford	113,800	—	—	—	23,222	137,022
Gary D. "Joe" Sweeney	95,400	—	—	—	15,450	110,850
Sheila G. Talton	108,800	—	—	—	162	108,962

(1)	Mr. James and Mr. Moschner did not stand for re-election at the 2016 annual meeting on May 26, 2016. Accordingly, their 2016 compensation reflects services through such date.

(2)	Represents fees for services as non-employee Directors of the Company. During 2016, certain Directors elected to receive fees in stock, in lieu of cash payments, as follows:

Name	Fees Earned in Stock
Peter D. Crist	$155,400
Bruce K. Crowther	80,833
Joseph F. Damico	85,000
Zed S. Francis III	91,200
Marla F. Glabe	75,000
Scott K. Heitmann	34,000
Charles H. James III	31,250
Christopher J. Perry	90,300
Ingrid S. Stafford	47,500
Sheila G. Talton	42,500
As of December 31, 2016, Directors held Units in our deferred stock program as follows:  Mr. Crist: 44,050 Units; Mr. Crowther: 29,036 Units; Mr. Hackett: 2,733 Units; Mr. Heitmann: 7,919 Units; Mr. Moschner: 4,157 Units; Mr. Perry: 18,657 Units; and Ms. Stafford: 11,194 Units.

(3)	Includes fees paid in cash and stock, both currently paid and deferred, for services as directors of the Company’s subsidiaries. Also includes dividends earned on fees deferred as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Common Stock as of the Record Date (except as otherwise indicated), with respect to (i) each Director and each NEO (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company to beneficially own in excess of 5% of the Common Stock. Unless otherwise indicated, the listed person has sole voting and dispositive power.

	Amount of Common Shares Beneficially Owned (1)	Restricted Stock Units (1)	Options & Warrants Exercisable Within 60 Days (1)	Total Amount of Beneficial Ownership (1)	Total Percentage Ownership (1)
Directors
Peter D. Crist	96,775	—	—	96,775	*
Bruce K. Crowther	30,352	—	—	30,352	*
Joseph F. Damico	21,206	—	—	21,206	*
William J. Doyle	196	—	—	196
Zed S. Francis III	11,897	—	—	11,897	*
Marla F. Glabe	4,506	—	—	4,506	*
H. Patrick Hackett, Jr.	33,822	—	—	33,822	*
Scott K. Heitmann	17,878	—	—	17,878	*
Christopher J. Perry	54,748	—	—	54,748	*
Ingrid S. Stafford	21,768	—	—	21,768	*
Gary D. "Joe" Sweeney	1,635	—	—	1,635	*
Sheila G. Talton	5,604	—	—	5,604	*
Edward J. Wehmer**	118,599	52,428	53,779	224,806	*
Named Executive Officers
David A. Dykstra	140,534	38,119	54,934	233,587	*
Richard B. Murphy	31,562	500	22,584	54,646	*
Timothy S. Crane	15,388	1,221	19,006	35,615	*
David L. Stoehr	9,644	—	23,315	32,959	*
Total Directors & Executive Officers (24 persons)	712,473	99,546	249,781	1,061,800	2.01%
Total Continuing Directors & Executive Officers (23 persons)	691,267	99,546	249,781	1,040,594	1.97%
Significant Shareholders
BlackRock, Inc. (2)	6,718,644	—	—	6,718,644	13.0%
Dimensional Fund Advisors LP (3)	4,099,063	—	—	4,099,063	7.92%
The Vanguard Group, Inc. (4)	4,391,261	—	—	4,391,261	8.48%

*	Less than 1%.

**	Mr. Wehmer is also a named executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Exchange Act.

(2)
Based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 17, 2017 reporting beneficial ownership as of December 31, 2016. According to this report, BlackRock, Inc.’s business address is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. BlackRock, Inc. has sole voting power with respect to 6,585,637 of these shares and sole dispositive power with respect to 6,718,644 of these shares.

(3)
Based solely on information obtained from a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2017 reporting beneficial ownership as of December 31, 2016. According to this report, Dimensional’s business address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has informed the Company that these securities are owned by various investment companies, commingled funds, group trusts and separate accounts. Dimensional serves as investment manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Dimensional may be deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. Dimensional has sole voting power with respect to 4,015,487 of these shares and sole dispositive power with respect to 4,099,063 of these shares.

(4)
Based solely on information obtained from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2017 reporting beneficial ownership as of December 31, 2016. According to this report, Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. Vanguard has sole voting power with respect to 61,825 of these shares, shared voting power with respect to 4,870 of these shares, sole dispositive power with respect to 4,327,517 shares and shared dispositive power with respect to 63,744 of these shares.

RELATED PARTY TRANSACTIONS
Director Independence
A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company other than serving as a Director of the Company and he or she otherwise satisfies the independence requirements of the NASDAQ listing standards. A Director is “independent” under the NASDAQ listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.
The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the applicable NASDAQ listing standards, except Edward J. Wehmer, who serves as our President and CEO. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.
Related Party Transactions
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee and the Nominating Committee are jointly responsible for the review and approval of each related party transaction exceeding $120,000. Such committees consider all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee and the Nominating Committee consider the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, Director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•
whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. Extensions of credit by the Company and its banking subsidiaries to “insiders” of the Company and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, Directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. Additionally, in certain cases, a family member of an executive officer or Director of the Company serves as a director of a Bank or is employed in a non-executive role by the Company or an affiliate of the Company. In no case does a family member directly report to a related executive officer or Director. Other than as described above, since January 1, 2016, no transaction was identified as a related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and any person who beneficially owns greater than 10% of the Common Stock to file reports of holdings and transactions in the Common Stock with the SEC.
Based solely on a review of the Section 16(a) reports furnished to us with respect to 2016 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to each covered person were satisfied during 2016 and during the subsequent period through the date of this Proxy Statement, except that the Company recently has determined that (a) 1,293 shares of Common Stock sold by Mr. Murphy's child and spouse on July 21, 2016 inadvertently were not reported when sold, but his total Common Stock ownership was corrected on a Form 4 filed with the SEC on July 26, 2016; and (b) 191 shares of Common Stock sold by Mr. Crane on October 23, 2016 to satisfy a payment of tax liability by delivering securities incident to the receipt inadvertently were not reported when sold, but his total Common Stock ownership was corrected on a Form 4 filed with the SEC on October 31, 2016.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
The Company’s Board is currently comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. Joseph F. Damico will not stand for re-election. Mr. Damico has been a valued member of the Board since 2005. We thank him for his service to the Company. The size of the Board will be reduced to 12 Directors following the Annual Meeting.
At the Annual Meeting, you will elect 12 individuals to serve on the Board until the next Annual Meeting and until a successor shall have been elected and qualified. The Board, acting pursuant to the recommendation of the Nominating Committee, has nominated each Director standing for election. Each of the nominees currently serves as a Director. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.
Peter D. Crist is completing his ninth year of service as non-executive Chairman at the Annual Meeting and thus, per the Company's Corporate Governance Guidelines, will be ineligible for re-election as non-executive Chairman of the Board following the Annual Meeting, although he will continue to serve as a director on our Board pending his re-election at the Annual Meeting. It is expected that, pending election at the Annual Meeting, H. Patrick Hackett, Jr. will serve as non-executive Chairman of the Board following the Annual Meeting.
Assuming each Director nominee is elected to serve on the Board until the next Annual Meeting, the membership of the Board and each of its committees following the Annual Meeting, is expected to be as follows:

Name	Age	Director Since	Committees	Subsidiaries
Peter D. Crist	65	1996	Nominating Compensation Finance Executive	Hinsdale Bank
Bruce K. Crowther	65	1998	Compensation Finance IT/IS Executive	Barrington Bank
William J. Doyle	66	2017	Nominating Compensation Finance	—
Zed S. Francis III	62	2015	Audit Risk Management	Hinsdale Bank
Marla F. Glabe	63	2015	Nominating Audit Risk Management	Great Lakes Advisors Wayne Hummer Investments The Chicago Trust Company First Insurance Funding Corp.
H. Patrick Hackett, Jr., Chairman of the Board	65	2008	Nominating Finance Executive	Wintrust Bank
Scott K. Heitmann	68	2008	Audit Risk Management IT/IS Executive	Great Lakes Advisors Wayne Hummer Investments The Chicago Trust Company Wintrust Bank
Christopher J. Perry	61	2009	Risk Management Finance Executive	—
Ingrid S. Stafford	63	1998	Audit Risk Management IT/IS Executive	Wintrust Bank
Gary D. "Joe" Sweeney	59	2015	Nominating Audit Compensation	Town Bank
Sheila G. Talton	64	2012	Risk Management IT/IS Executive	—
Edward J. Wehmer	63	1996	Executive	Shared officer of each subsidiary

Nominees for Election at the 2017 Annual Meeting of Shareholders
Peter D. Crist (65), Director since 1996. Mr. Crist has served as the Company’s Chairman since 2008. Mr. Crist founded Crist/Kolder Associates, an executive recruitment firm which focuses on chief executive officer and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He also serves as a director of Northwestern Memorial Hospital. Mr. Crist is a director of Hinsdale Bank.
Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as an executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as the chair of the compensation committee of Northwestern Memorial Hospital. In addition, Mr. Crist’s experience as a director of Hinsdale Bank gives him valuable insight into the Company’s banking operations.
Bruce K. Crowther (65), Director since 1998. Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates (“Northwest Community”) from January 1992 until his retirement in December 2013. Prior to that time he served as Executive Vice President and Chief Operating Officer of Northwest Community from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as recent former Chairman of the board of directors of the Max McGraw Wildlife Foundation. Additionally, he serves as a director of NeoGenomics, Inc. (NASDAQ). Mr. Crowther is a director of Barrington Bank.
Mr. Crowther’s experience as President and Chief Executive Officer of Northwest Community provides him with insight into the challenges of leading a large and complex organization in the greater Chicago area and an understanding of the operation and management of a large business. In addition, Mr. Crowther’s experience as a director of Barrington Bank gives him valuable insight into the Company’s banking operations.
William J. Doyle (66), Director since 2017. Mr. Doyle served as President and Chief Executive Officer of Potash Corporation of Saskatchewan (“PotashCorp”), one of the world’s largest fertilizer suppliers, for 15 years, and retired in July 2015. Mr. Doyle formerly served as President of the International Fertilizer Industry Association, a trade association representing the global fertilizer industry, and was a board member of Canpotex and the International Plant Nutrition Institute.
Mr. Doyle is a graduate of Georgetown University in Washington, D.C., and Chairman of the University’s Board of Directors. He is also on the board of the Big Shoulders Fund, a charity providing support to Catholic schools in the neediest areas of inner-city Chicago.
Mr. Doyle’s experience as President and Chief Executive Officer of PotashCorp provides him with insight into the challenges of leading a large and complex global organization with key operations throughout the world, as well as an understanding of the operation and management of, and governance and regulatory considerations associated with, a large public company.
Zed S. Francis III (62), Director since 2015. Mr. Francis has worked as a private investor since 2007. From 1999 to 2007, he served as Managing Director and Head of Global Portfolio Strategies Execution for Bank of America, where he managed corporate credit risk utilizing credit derivatives and other securities. Until 2007, Mr. Francis held numerous positions of increasing seniority at Bank of America and its predecessor entities since 1978. Mr. Francis also served as an independent director of Quadrant Structured Credit Products LLC from 2007 to 2009. He currently serves on the Board of Directors of Bridge Communities and Hinsdale Bank.
Mr. Francis’ many years of experience in the banking industry, including service in executive leadership roles at Bank of America, provide him extensive knowledge of the financial services industry. His experience with risk management, credit portfolio management, capital markets, mergers and acquisitions and commercial banking give him insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. Mr. Francis’ experience as a current director of Hinsdale Bank gives him valuable insight to the Company’s banking operations.
Marla F. Glabe (63), Director since 2015. Ms. Glabe has served since 2011 as the Lead Managing Director for MasterMind Advisory Board (“MasterMind”), a corporation offering advisory services to CEOs and business entrepreneurs. Prior to founding MasterMind in 2011, Ms. Glabe served as a senior executive with Allstate Insurance Company and served as a member of the board of directors of Allstate Life Insurance Company. From 1974 to 2009, she served in various executive positions at Allstate Insurance Company and its affiliates. Since 2013, Ms. Glabe has been on the Board of Royal Neighbors of America, a fraternal insurance company offering life insurance and financial solutions. Ms. Glabe serves on the boards of Northwest Community Healthcare and Royal Neighbors Foundation. Additionally, she is a member of the YWCA’s Academy of Women Achievers and the Society of Actuaries as well as an Executive Mentor for The Menttium Program. Ms. Glabe is a director of FIRST Insurance Funding Corp., Great Lakes Advisors, Wayne Hummer Investments, and The Chicago Trust Company.
Ms. Glabe’s work at MasterMind and Allstate gives her in-depth experience managing and providing leadership at sophisticated nationwide organizations in highly regulated businesses, and building and developing new businesses, each of which is critical to the Company. Her knowledge of the insurance industry gives her insight into an area which, through the Company’s insurance premium financing business, impacts a substantial and growing portion of the Company’s business. In addition, her experience in leadership provides Ms. Glabe with knowledge of the issues faced by large and complex businesses in the financial services industry. As a result of her financial experience, Ms. Glabe qualifies as a financial expert for purposes of rules governing audit committees. Ms. Glabe’s experience as a current director of FIRST Insurance Funding Corp. and the boards associated with Wintrust Wealth Management gives her valuable insight to the Company’s non-banking operations.
H. Patrick Hackett, Jr. (65), Director since 2008. Mr. Hackett has been the Principal of HHS Co., an investment company located in the Chicago area, since 2001. Previously, he served for 12 years as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and of the Massachusetts Institute of Technology. He serves on the boards of First Industrial Realty Trust, Inc. (NYSE) and Northwestern University. Mr. Hackett is a director of Wintrust Bank.
Mr. Hackett’s experience provides him deep familiarity with financial modeling and underwriting approaches toward valuing corporate and bank acquisitions, as well as commercial real estate, which often serves as collateral for the Company’s products. Mr. Hackett’s experience as a director of Wintrust Bank and as a bank auditor, early in his career, give him valuable insight into bank accounting of the Company’s banking operations.
Scott K. Heitmann (68), Director since 2008. Mr. Heitmann, retired for the past ten years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as an Advisory Director of Boys Hope Girls Hope of Illinois. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a director of Great Lakes Advisors, Wayne Hummer Investments, The Chicago Trust Company, and Wintrust Bank.
Mr. Heitmann’s experience in the banking industry, including service in executive leadership roles at LaSalle Bank and Standard Federal Bank, provide him with knowledge of the financial services business, generally, and the business of community banking, in particular. His experience as a former bank lender also provides insight into the Company’s community banking business. In addition, his experience with LaSalle Bank’s various predecessors provides him with insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. As a result of his financial experience, Mr. Heitmann qualifies as a financial expert for purposes of rules governing audit committees. Mr. Heitmann’s experience as a director of Wintrust Bank and the boards associated with Wintrust Wealth Management gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.
Christopher J. Perry (61), Director since 2009. Mr. Perry is currently a partner at CIVC Partners LLC, a private equity investment firm which he joined in 1994 after leading Continental Bank’s Mezzanine Investments and Structured Finance groups. Prior to joining Continental in 1985, he served as a Vice President in the Corporate Finance Department of the Northern Trust Company. He has been in the financial services industry for the past 30 years. During his time at CIVC Partners, he has served on the boards of over a dozen public and private companies. Mr. Perry previously served as a director of Wintrust from 2001 to 2002.
Mr. Perry’s role as a partner of CIVC Partners gives him insight into a broad range of privately held companies across a number of industries, including financial services. In addition, his experience as a leader at CIVC, Continental Bank’s Mezzanine Investments Group and Structured Finance Group gives him insight into complex capital structures, financial instruments and all aspects of transactions. Mr. Perry’s nearly three decades of experience in the financial services industry have given him considerable experience in many aspects of the industry during several credit and economic cycles.
Ingrid S. Stafford (63), Director since 1998. Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Vice President for Financial Operations and Treasurer. Ms. Stafford is a trustee of the Evanston Alternative Opportunities Fund, an SEC registered fund advised by Evanston Capital Management. She is chair of its audit committee and a member of its fund valuation committee. In 2013, Ms. Stafford was elected to the national governing council of the Evangelical Lutheran Church in America, where she is chair of its audit committee and member of finance committee. She also serves on the investment and audit committees of the Evanston Community Foundation. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001 to 2005. Ms. Stafford is a director of Wintrust Bank.
Ms. Stafford’s experience as Vice President for Financial Operations and Treasurer of Northwestern University provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. She serves in a management support role to its Board of Trustees’ Audit, Risk and Compliance Committee, Finance and Investment Committees. In addition, as a member of the investment committees of the Evanston Community Foundation, she has experience with investment strategy and asset allocation. She also has experience as an audit committee member and chair of the Board of Pensions of the Evangelical Lutheran Church in America (now known as Portico Benefit Services) and audit committee member of Wittenberg University. As a result of her financial experience, Ms. Stafford qualifies as a financial expert for purposes of rules governing audit committees. In addition, Ms. Stafford’s experience as a director of Wintrust Bank gives her valuable insight into the Company’s banking operations.
Gary D. "Joe" Sweeney (59), Director since 2015. Mr. Sweeney serves as strategic advisor to Corporate Financial Advisors, LLC (“CFA”), a middle-market investment banking firm, which specializes in providing merger and acquisition advisory services, capital sourcing, exit planning and general corporate advisory services. From 2000 to April 2015, Mr. Sweeney was a co-owner and a managing director of CFA. Prior to that time, he founded and served as president of Sports Marketing and Management Group, LLC, a sports marketing and management firm that specializes in assisting and representing coaches and professional athletes in securing contracts and marketing opportunities. Mr. Sweeney is a published best-selling author and a frequent public speaker. Mr. Sweeney has served on the boards of directors of numerous private companies over the past 30 years. He currently serves on the Board of Directors of Bradley Center Sports and Entertainment Corporation, The University of Notre Dame Graduate Alumni Board for the Mendoza College of Business and Town Bank.
Mr. Sweeney’s experience provides him with extensive knowledge of mergers and acquisitions, capital raising, and the investment process, each of which are key functions of the Company. His knowledge of underwriting approaches and valuation methodologies will be valuable in evaluations of proposed transactions. In addition, his experience in leadership provides Mr. Sweeney with knowledge of the issues faced by large and complex businesses. Mr. Sweeney’s experience as a current director of Town Bank gives him valuable insight to the Company’s banking operations.
Sheila G. Talton (64), Director since 2012. Since March 2013, Ms. Talton has served as President and Chief Executive Officer of Gray Matter Analytics which focuses on data analytics consulting services in the financial services and healthcare industries. From 2011 to 2013, Ms. Talton was President of SGT, Ltd., a firm that provides strategy and technology consulting services in global markets in the financial services, healthcare and technology business sectors. From 2008 to 2011, she served as Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer of networking, switching and server/virtualization technology products related to the communication and information technology industries. Prior to that time, Ms. Talton held leadership positions at Ernst & Young, Cap Gemini and EDS. Ms. Talton serves on the boards of OGE Energy Corp. (NYSE) and Deere & Company (NYSE).
Ms. Talton’s extensive knowledge of information technology systems and technology security issues permit her to provide guidance on critical issues to the Company’s successful growth and the role of technology in enabling such growth. Ms. Talton’s experience in technology systems provides her with insight into the challenges of securely providing a diverse client base with a broad array of financial services. In addition, her experience in senior leadership with Cisco Systems, EDS and others and serving as a director of other publicly held companies provides her with knowledge of the issues faced by large and complex businesses. Ms. Talton also brings substantial operational and management experience to the board.
Edward J. Wehmer (63), Director since 1996. Mr. Wehmer, a founder of the Company, has served since May 1998 as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as an Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company. He also serves as a director of Northwestern Lake Forest Hospital and the Catholic Extension Society, on the audit committee of Northwestern Memorial Health Care, as a trustee for Ann & Robert H. Lurie Children’s Hospital and Foundation, and on the Finance Board of the Archdiocese of Chicago.
Mr. Wehmer is the only member of the Board who is also an executive officer of the Company. As such, he provides the views of the management of the Company and substantial insight into the operations of the Company. As an employee of the Company since its inception, he also provides historical context for the Board’s discussions.

Required Vote
Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to abstain will have the same effect as a vote against such nominee. Broker non-votes will have no impact on the election of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION
OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS OF THE COMPANY
Certain information regarding those persons serving as the Company’s executive officers is set forth below.
Edward J. Wehmer (63) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Proposal No. 1 — Election of Directors” for additional biographical information.
David A. Dykstra (56) — Senior Executive Vice President and Chief Operating Officer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Chief Operating Officer. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Mr. Dykstra also serves as a Regional Market Head overseeing First Insurance Funding, First Insurance Funding of Canada, and State Bank of the Lakes. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of First Insurance Funding, First Insurance Funding of Canada, State Bank of the Lakes and Tricom.
Kathleen M. Boege (50) — Executive Vice President, General Counsel and Corporate Secretary — Ms. Boege joined the Company in September 2015. Ms. Boege manages all legal affairs of the Company, as well as assisting banks and non-bank subsidiaries with legal matters. Prior to joining the Company, Ms. Boege served as General Counsel and Corporate Secretary of FreightCar America, Inc. from January 2013 through August 2015. She joined FreightCar America, Inc. from Bally Total Fitness Corporation ("Bally") where she served as Chief Administrative Officer, General Counsel and Secretary from August 2011 through December 2012. Prior to this role, she held other leadership roles in legal and human resources at Bally commencing in 2007. Prior to joining Bally, Ms. Boege was Vice President, Associate General Counsel and Assistant Secretary at the Chicago Stock Exchange. Prior to joining the Chicago Stock Exchange, Ms. Boege worked in private practice at two Chicago law firms from 1991 to 1999.
Lloyd M. Bowden (63) — Executive Vice President — Technology — Mr. Bowden has served as Executive Vice President — Technology of the Company since September 1996. He is responsible for overall technology oversight and strategic planning for Wintrust as well as for planning, implementing and maintaining all aspects of internal data processing systems and technology designed to service Wintrust and its customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.
 Timothy S. Crane (55) — Executive Vice President, Treasurer and Senior Market Head — Mr. Crane joined the Company in August 2008 and is the Senior Market Head overseeing Wintrust's subsidiary banks. Mr. Crane also was appointed to serve as Corporate Treasurer of the Company in January 2016. Prior to joining the Company, Mr. Crane served as President and Head of Retail Banking of Harris Bank in Chicago where he was employed for 24 years. Mr. Crane serves on the boards of the Metropolitan Family Services and the Bank Administration Institute. In addition, Mr. Crane is a Director of certain of the Wintrust subsidiary banks including the two largest banks, Lake Forest Bank and Wintrust Bank.
Guy W. Eisenhuth (61) — Executive Vice President and Regional Market Head — Mr. Eisenhuth joined the Company in January 2010 as President and Chief Executive Officer of Village Bank and was promoted in January 2014 to Executive Vice President and Regional Market Head and currently oversees Barrington Bank, Schaumburg Bank, St. Charles Bank and Village Bank. Prior to joining the Company, Mr. Eisenhuth served as Head of Commercial Banking of Fifth Third Bank in Chicago where he was employed for one year and worked for several years at J.P. Morgan Chase, and predecessors, ultimately serving as Senior Vice President-Group Head, Middle Market Banking. Mr. Eisenhuth is a Director of Barrington Bank, Schaumburg Bank, St. Charles Bank and Village Bank.
Leona A. Gleason (67) — Executive Vice President and Chief Administrative Officer — Ms. Gleason joined the Company in January 2010 and oversees certain administrative affairs of the Company including Operations, Compliance, Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundering. From 1996 to 2009, Ms. Gleason was Executive Vice President at FBOP Corporation, a $19 billion privately held bank holding company. She had primary responsibility for Human Resources, Training, Compliance, Community Reinvestment Act, Bank Secrecy Act, Risk Management, Retail, Operations and Information Technology. Prior to her association with FBOP, from 1977 to 1996, Ms. Gleason was Senior Vice President at Corus Bankshares, Inc. where she managed Retail Banking, Operations, Information Technology, Compliance and Human Resources and from 1972 to 1977 was Vice President at Boulevard Bank.
David L. Larson (54) — Executive Vice President and Regional Market Head — Mr. Larson joined the Company in April 2010. He oversees the Managed Asset Division of the Company which directs collection efforts for both the Company’s own and purchased portfolios. He also serves as a Regional Market Head overseeing Old Plank Trail Community Bank, Beverly Bank and Wheaton Bank. Mr. Larson was the President and Chief Executive Officer of Wheatland Bank from December 2009 to April 2010, when it was taken into receivership by the FDIC and acquired by the Company. From 1995 until 2009, Mr. Larson served in various executive positions at Chicago subsidiaries of FBOP Corporation, a $19 billion privately held bank holding company. Prior to his association with FBOP, Mr. Larson served in various commercial banking positions at American National Bank from 1987 to 1995. Mr. Larson is the Chairman of Beverly Bank and a Director of Old Plank Trail Community Bank and Wheaton Bank.
Richard B. Murphy (57) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Mr. Murphy serves as Regional Market Head overseeing Hinsdale Bank and Town Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Hinsdale Bank and Town Bank. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.
David L. Stoehr (57) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993.
Thomas P. Zidar (48) — Executive Vice President and Senior Market Head of Wealth Management Services — Mr. Zidar joined the Company in 2006 and also serves as Chairman and Chief Executive Officer of Wintrust Wealth Management. Prior to joining the Company, Mr. Zidar worked at ABN AMRO/LaSalle Bank for nine years, most recently as Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units. Throughout Mr. Zidar’s tenure with ABN AMRO/LaSalle Bank, he served as Chairman, President and CEO of ABN AMRO Financial Services; Senior Vice President, Integration Management; Senior Vice President/First Vice President, Acquisitions & Corporate Capital; and Vice President, Profit Enhancement. Previously, Mr. Zidar held positions as an Associate at A.T. Kearney, a management consulting firm, in Chicago, and as a Financial Analyst and Associate at TTG, an investment banking firm, in New York and London. Mr. Zidar serves as a Director of Great Lakes Advisors, Wayne Hummer Investments and The Chicago Trust Company.

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis section reviews the compensation program for our five current named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers as of December 31, 2016.
Our 2016 NEOs were:

Named Executive Officer	Title/Role
Edward J. Wehmer	President and Chief Executive Officer
David A. Dykstra	Senior Executive Vice President and Chief Operating Officer
Richard B. Murphy	Executive Vice President and Chief Credit Officer
Timothy S. Crane	Executive Vice President, Treasurer and Senior Market Head
David L. Stoehr	Executive Vice President and Chief Financial Officer
Executive Summary
2016 Business Highlights
In 2016, the Company achieved a significant milestone, marking its twenty-fifth year in operation. Consistent with its founding values, the Company continued to adhere to its core principles of sound and conservative underwriting. The Company maintained its focus on organic growth, complemented by acquisition of two banks and other strategic asset diversification. The Company also took steps in 2016 to optimize its expense infrastructure and drive operational synergies, by realigning some of its core functions. As a result of these steps and the executive officers’ leadership, the Company generated its highest net income in history. We believe that the exceptional results achieved in 2016 highlighted the benefit of the guidance provided by the executive leadership who, throughout an extended period of low interest rates, maintained a measured and balanced approach to sourcing alternative growth strategies and increasing shareholder value, while maintaining credit quality and appropriate reserves.
The Compensation Committee of our Board (the "Committee") recognizes that the Company's executive officers have a key role in overseeing growth while appropriately managing risk. In that regard, the Committee considered the accomplishments of management in the following context:

•	Increased deposits by 16% to $21.7 billion (a $3.0 billion increase from $18.6 billion in 2015);

•	Generated highest reported net income in the history of the Company ($206.9 million, up 32% from $156.7 million in 2015);

•	Increased loan growth (excluding covered loans and loans held for sale) by 15% to $19.7 billion, the highest reported level in the history of the Company;

•	Increased total assets to $25.7 billion;

•	Decreased net charge-offs, excluding covered loans, to $16.9 million;

•	Increased number of banking offices to 155, compared to 152 in 2015;

•	Continued strong capital ratios; and

•	Increased quarterly Common Stock dividend to $0.12 per share, resulting in total dividends of $24.1 million paid in 2016 to eligible holders of Common Stock.
The Committee also noted that 2016 was the Company’s twentieth consecutive year of profitability.
Highlights of our Executive Compensation Philosophy, Program and Practices
Philosophy and Culture of Achievement and Accountability
The Committee has responsibility for developing, implementing and monitoring our executive officer compensation program and policies as well as adherence with the Company’s compensation philosophy. The Committee sets the compensation for all of our NEOs and reviews compensation for all officers of the Company. In administering the Company’s executive compensation program, the Committee is mindful of our operating structure, culture and history as well as the growth strategy of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing appropriate compensation to the chief executives of each of our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent deemed necessary to operate and grow our businesses, we often have to compensate our executives with a view to the scope and complexity of the business we expect them to manage, rather than the size of the business they currently manage. Our assets have grown 62% from December 31, 2011 to December 31, 2016 and 110% from December 31, 2009 to December 31, 2016. In addition, loans, excluding covered loans and loans held for sale, have grown 87% and 134% and deposits have grown 76% and 118% in the respective periods. Our compensation philosophy and programs are designed to attract and retain management capable of leading the organization in its efforts to create the infrastructure to meet its growth curve while still managing risk.
The Committee believes executives’ total direct compensation should be heavily weighted toward incentive compensation rather than through fixed components such as base salary and benefits. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests. Our Short-Term Incentive Plan, or STIP, and Long-Term Incentive Program, or LTIP, are designed to provide a significant percentage of our executives’ total compensation which is linked to performance and the interests of our shareholders.
Our Pay-for-Performance Focus
Reinforcing pay-for-performance is an important underpinning of our compensation framework. For 2016, our CEO and the other NEOs (on average), target performance-based compensation was 68% and 57% of total compensation, respectively. As seen in the pie charts below, a majority of compensation for the CEO and NEOs is performance based.

Our Executive Compensation Practices

	What We Do		What We Don’t Do
☑
We Pay-for-Performance: The majority of executive pay is not guaranteed. Our CEO and NEOs on average have 68% and 57%, respectively, of their target total direct compensation tied to company performance.
		☒	No Hedging or Short Selling: Our NEOs are prohibited from engaging in short selling of our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.
☑	We Set Stretch Goals: Our performance hurdles are designed to require stretch individual performance along with superior returns in order to receive target payout.	☒	No Pledging: Our NEOs are prohibited from pledging our securities.
☑	We Have a Robust Clawback Policy: In the event of a material negative restatement, we can claw back any payments made which were predicated on achieving certain financial results.	☒	No Excessive Expenditures or Perquisites We have adopted a policy designed to prevent any excessive or luxury expenditures and maintain modest perquisites.
☑
We Require Stock Ownership: We have robust ownership guidelines. Our CEO is required to hold Common Stock with a value equal to a multiple of six times base salary and our other NEOs are between one and three times base salary.
		☒	No Undue Risk: We discourage excessive risk taking by having a balanced portfolio of short- and long-term incentive performance measures and a cap on final payouts.
☑	We Utilize Independent Compensation Expertise: The Compensation Committee has retained Meridian, an independent compensation consultant, to advise on the executive compensation program and practices.	☒	No Repricing Underwater Options: Our stock incentive plan does not permit repricing or the exchange of underwater stock options without shareholder approval.
☒
No CIC Payment Absent a Double Trigger: Payments under our employment agreements and our long-term incentive programs generally require two events for vesting - both a change in control and a qualifying termination of employment.

Shareholder Support
During its compensation review process, the Committee considers whether the Company’s executive compensation and benefits program are in line with the interests of the Company’s shareholders. In that respect, the Committee considered the approval by approximately 98% of the votes cast for the Company’s “say on pay" proposal at the Company’s prior annual meeting of shareholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to such vote.
Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to promote a pay-for-performance environment and remain competitive with market practices in order to attract and retain key talent, which will support the long-term success of the Company and build value for our shareholders.
The compensation elements included in the pay of our NEOs vary and are reflective of different pay objectives. Base salaries are intended to pay executives competitively relative to market peers and individual performance. Relevant performance elements that influence base pay include leadership, innovation, strategic contributions, customer service and talent management. Variable compensation (short-term and long-term incentives) is tied to financial measures (such as net income, deposit growth, loan growth, earnings per share, net interest margin, return on average assets, credit quality and return on tangible equity), achievement of specific business objectives, retention of the executive, and increased shareholder value. It is also the Committee’s philosophy to include retirement and health and welfare benefits to all employees on a non-discriminatory basis.
The Committee has set forth the following objectives for its compensation program:

•
Support our goal to attract first-rate entrepreneurial talent that reflects our structure. Our organizational design and structure are a significant part of our value proposition. Consequently, we need to hire leaders who will thrive within our structure, are able to operate well within a matrixed organizational structure which allows the capacity to act in equal measure autonomously at times and in collaboration at times, while driving growth and managing risk.

•
A significant portion of total compensation should be performance-based. Our compensation program is designed to support performance and achievement at every level of the organization, from the individual to the bank, subsidiary, and Company. It also drives performance across both short-term and long-term horizons.

•
A significant portion of total compensation should be in the form of long-term incentives. Our compensation program includes incentives designed to align management and shareholder interests, over a multi-year performance period. This longer term horizon also helps promote retention and therefore business continuity.

•
Long-term incentive compensation should balance growth and risk. Our longer term rewards are structured to help mitigate excessive risk-taking since leaders are rewarded for creating lasting value for the Company and its shareholders.

•
Long-term incentive compensation should be highly correlated with returns. The prescribed performance goals under our long-term incentive compensation program are challenging and at or above target payouts should be achievable only with above target, superior organizational performance.

•
Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company. The successful operation of our Company requires an experienced and talented management team. We hire for both the current and anticipated future needs of the organization, so executives must be able to effectively lead the organization now, and also meet future needs of a growing organization. To do this, our compensation program must be competitive with those of our peer firms to attract and retain talent that is capable of scaling for the future.

•
Compensation opportunities should be commensurate with an executive’s roles and responsibilities. Our organization values talented executives who perform comprehensively, both within their specific roles as well as taking on more leadership responsibilities. Consequently our compensation program seeks to recognize and reward our executives who are most responsible for the performance of the Company and who engage in broader duties than their job titles may imply.

•
Compensation for NEOs should be fair and perceived as such, both internally and externally. We measure the appropriateness of our compensation offerings by comparing them both internally and externally to peer group benchmarks. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair.

Peer Group Benchmarking
On an annual basis, the independent compensation consultant, Meridian Compensation Partners LLC (“Meridian”), provides the Committee with assessments of competitive market and best practices relating to executive compensation practices, including peer group benchmarking, pay-for-performance analysis, research on regulatory and industry trends, and program design. The Committee utilizes these assessments when considering compensation program design and other decisions.
Peer Group Analysis. Given the dynamic nature of the industry and the Company’s recent significant growth, in 2015, the Committee asked Meridian to review the peer group to evaluate whether it reflected the appropriate population of banks both regionally and nationally similar to Wintrust in size, scope and complexity. When identifying and constructing the competitive peer group, the Committee took into consideration which companies compete for customers, executive talent or investors, as well as other factors including the amount of commercial and industrial loans, level of non-interest revenue, and comparability in business models. These factors were considered as the Committee sought to develop a peer group that approximated the size and the structure of the Company. The resulting peer group used by the Committee to evaluate 2016 compensation decisions was comprised of 22 banks, including thirteen similarly-sized national banks and nine Midwestern banks. This reference group of banks had assets between $10 billion and $40 billion in 2015, with Wintrust's assets then positioned at the median.

National Holding Company Peer Group	Midwestern Holding Company Peer Group
First Niagara Financial Group Inc.	FirstMerit Corporation
People’s United Financial, Inc.	Commerce Bancshares, Inc.
BOK Financial Corporation	TCF Financial Corporation
Cullen/Frost Bankers, Inc.	UMB Financial Corporation
Synovus Financial Corp.	PrivateBancorp, Inc.
First Horizon National Corporation	MB Financial, Inc.
Webster Financial Corporation	Old National Bancorp
Hancock Holding Company	First Midwest Bancorp, Inc.
IBERIABANK Corporation	Associated Banc-Corp
Texas Capital Bancshares, Inc.
F.N.B. Corporation
International Bancshares Corporation
Trustmark Corporation
When making compensation decisions, the Committee reviews the compensation paid to our CEO and other NEOs relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers’ proxy statements.
In December 2015, Meridian provided the Committee with background information regarding the Company’s compensation structure as compared to market practices. The consultant provided the Committee with an analysis undertaken with respect to each of the NEO’s positions, including a comparison of actual total compensation, total direct compensation, target total direct compensation as well as each component of compensation on a comparative basis with the Company’s peer group and market data where available.
In addition, the Committee took a secondary look at NEO compensation data as it relates to rank of the NEOs in the peer group (regardless of position), including a comparison of actual total compensation, total direct compensation and total cash compensation. This was performed in light of the uniqueness, breadth and depth of the roles our NEOs play within the Company, some providing services that transcend their job title.
Lastly, the Committee reviewed NEO compensation in aggregate to that of our peer groups. The Committee believes that reviewing compensation along a number of dimensions (role, rank and in aggregate) provides them with the most well rounded view of the appropriateness of NEO compensation levels relative to peers.
Pay-for-Performance Analysis
In July 2016, Meridian conducted a pay-for-performance analysis which compared realized and realizable pay for the CEO and the other NEOs as compared to the CEO and NEOs in our peer group. This analysis provided a retrospective look which evaluated the historical relationship between pay and performance, helped evaluate the effectiveness of Wintrust’s pay structures and performance goals and helped determine if pay was aligned with performance. The study found that all of the NEO pay and performance was appropriately aligned when compared with the peer group for the three-year period ending in 2015. The Committee will periodically conduct this analysis as they continue to monitor the effectiveness of the Company’s executive pay program.

2016 Compensation Elements and Decisions
This section describes the various elements of our 2016 compensation program for NEOs and outlines why the Committee chose each element, how it’s determined and its impact on the Committee’s pay decisions.

Element	Key Characteristics	Why We Pay this Element	How We Determine the Amount	2016 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, and individual performance.	Base salary increases were made for three of the five NEOs in 2016, ranging between 1.9% and 2.4%.
Annual Bonus	Variable compensation component payable in cash or stock. Performance is 75% allocated to financial measures and 25% allocated to individual performance goals. Payment is capped at 150% of target.	Motivate and reward executives for performance on key operational, financial and individual objectives met during the course of the year.	Market practices and individual performance with actual payouts based on the extent to which performance goals are achieved.	Annual bonus payouts ranged from 102.1% to 133.4% of target.
Long-Term Incentives	Variable compensation component payable in performance-based restricted stock units, performance-based cash and stock options. Payments are capped at 150% of target.	Align long-term interests of management and shareholders. Retain executive talent.	Market practices and individual performance, with performance-based cash and restricted stock unit payouts based on performance.	2014-2016 LTIP paid out at 90% of target based on performance against CAGR in assets, return on average assets and CAGR in tangible book value per share performance goals.
Perquisites and Other Personal Benefits	Compensation component to provide basic competitive benefits.	Provide a base level of competitive compensation for executive talent.	Periodic assessment of competitive offerings.	No substantive change from prior years.
Base Salary
The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year and reflect each NEO’s position, specific skills, tenure, experience, responsibility and performance. Annual base salary adjustments for NEOs for any given year are generally determined by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company’s and individual’s performance and feedback from Meridian regarding market competitive base salaries. The Committee has full discretion to set NEO salary at any level it deems appropriate. As part of this process, the Committee solicits the recommendations of Mr. Wehmer with respect to the NEOs (other than Mr. Wehmer and Mr. Murphy). The Committee also considers peer data provided by the independent consultant, internal pay equity and merit history in evaluating recommendations.
In 2016, the Committee made the following determinations relative to base salary.

Executive	2015 Base Salary	2016 Base Salary
Edward J. Wehmer	$1,125,000	$1,125,000
David A. Dykstra	$770,000	$770,000
Richard B. Murphy	$520,000	$530,000
David L. Stoehr	$432,500	$442,500
Timothy S. Crane	$410,000	$420,000

Annual Bonus
The Company’s performance-based annual bonuses are based on each NEO’s overall performance and the achievement of performance goals subject to the discretion and adjustment by the Committee. Annual bonuses are intended to provide officers with an opportunity to receive cash compensation (may be paid in equity at the discretion of the Committee), based on consideration of the Company, subsidiary and individual performance goals. Performance-based bonuses are a key component of our total compensation package because they reward our executives for pursuing objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.
NEO bonus targets are reviewed by the Committee annually to evaluate appropriateness to the current business cycle and competitiveness relative to the market. In determining the target annual bonuses, the Committee considers several factors, including:

•	market practices;

•	the target annual bonuses set in recent years;

•	the desire to provide, as described above, a substantial portion of total compensation as performance-based; and

•	the relative importance and degree of difficulty of the short-term and long-term performance goals of the Company.

Once the annual bonus opportunity is established, the Committee converts the target bonus opportunity to a range of payout levels as a percentage of base salary with a maximum payout opportunity of 150% of target for 2016. Below are the bonus award opportunities for our NEOs in 2016, expressed as a percentage of base salary:

Named Executive Officer	Target	Maximum
Edward J. Wehmer	90.0%	135%
David A. Dykstra	70.0%	105%
Richard B. Murphy	70.0%	105%
David L. Stoehr	67.5%	101%
Timothy S. Crane	67.5%	101%
For 2016, the target annual bonus opportunity was allocated in the following manner based upon the executive’s role:

•	75% based on Company performance, associated with consolidated and subsidiary net income; and

•	25% based on individual goals and objectives.
Based upon the weighting outlined above of the 75/25 allocation of the bonus target, the table below reflects each NEO’s 2016 base salary and how their total incentive targets were allocated as a percentage of each NEO’s base salary.

Executive	2016 Base Salary	2016 Total Bonus Percentage at Target	Percentage Allocated to Company Performance	Percentage Allocated to Individual Objectives
Edward J. Wehmer	$1,125,000	90.00%	67.50%	22.50%
David A. Dykstra	$770,000	70.00%	52.50%	17.50%
Richard B. Murphy	$530,000	70.00%	52.50%	17.50%
David L. Stoehr	$442,500	67.50%	50.62%	16.88%
Timothy S. Crane	$420,000	67.50%	50.62%	16.88%

Development of Company Performance Objectives
The Company-level objective for 2016 was to achieve consolidated net income of $200.5 million. The Committee used the following guidelines to set the high, target, low, or threshold portion of the annual bonus award opportunity allocated to the Company-level objective:

Wintrust 2016 Consolidated Net Income	Performance-Weighting of Company-Level Annual Bonus Award
Greater than $230.6 million	High
$200.5 million to $230.6 million	Target
$164.4 million to $200.5 million	Low
$140.4 million to $164.4 million	Threshold
Development of Individual Performance Objectives
The performance objectives for the NEOs are developed through an iterative process between the Committee and management. Management develops an initial set of recommendations based upon the business needs. The Committee reviews the proposed objectives and revises/amends them at their discretion, after considering whether the objectives are aligned with the Board of Director’s strategic focus. The following objectives, among others, were established for the NEOs in 2016:

•
Mr. Wehmer’s individual performance objectives included: increase core earnings through planned, profitable growth; continue to identify and acquire strategic dislocated assets, asset generation platforms and bank acquisitions to compliment the Company’s strategy; formalize diversity and inclusion efforts; and succession plans and leadership development for members of the enterprise.

•
Mr. Dykstra’s individual performance objectives included: lead all market transactions and strategic acquisition activities; increase core earnings through planned and profitable growth; and cost effective internal operations.

•
Mr. Murphy’s individual performance objectives included: maintain core portfolio and non-performing assets to acceptable levels; work with operations to assist in credit related systems implementations to enhance the efficiency of the credit operations functions; improve asset quality; and improve management reporting on all core loans.

•
Mr. Stoehr’s individual performance objectives included: enhance budgeting and forecasting systems; further improve reporting systems; maximize use of capital; proactively develop strategies to manage interest rate risk and improve earnings; ensure model development and analytical needs of the enterprise are met; and smooth operation of centralized Finance shared services.

•
Mr. Crane’s individual performance objectives included: achievement of regulatory ratings objectives for all banks within market; manage all banks to meet/exceed financial targets; oversee Treasury function and related committees; achieve loan growth without credit loss outside acceptable ranges; focus on expansion and new branch openings; and maintain an appropriate focus on enhancing customer relationships.

Performance Results and Payouts
As noted above under "2016 Business Highlights," the Company achieved exceptional results in 2016, highlighting the benefit of the guidance provided by the Company's executives.
Consolidated Net Income: The Company’s consolidated net income for the year ended December 31, 2016 was $206.9 million, slightly above target. In determining the actual annual bonus for each NEO associated with the achievement of Company-level objectives, the Committee considered a number of factors, including the following achievements:

•	Company’s achievement of 103% of the consolidated net income objective and growth in total assets;

•	Continued delivery of results despite a sustained low interest environment;

•	Material progress on diversification strategy via expanded lines of business; and

•	Continued build out of enterprise infrastructure to support future success of organization.
The Committee focused on the fact that the Company achieved 103% of targeted consolidated net income.

Individual Performance Objectives: The Committee determined that each of the NEOs achieved or exceeded their individual performance objectives.
Total Bonus Payout: The final determination of an NEO's actual bonus payment is based on the Committee's holistic evaluation of Company and individual performance metrics including consolidated net income, individual performance objectives, and discretionary factors. The Committee retains the discretion to determine the amount of any annual bonus awarded to an NEO. The final determination of the Committee could result in no bonus being paid or a bonus in an amount more than the high bonus opportunity, in consideration of other factors, regardless of the financial performance. Based on this analysis, the Committee exercised its final discretion, and approved the annual bonus award for each NEO. In making these award determinations, the Committee considered, particularly in the case of Mr. Wehmer and Mr. Murphy, the incremental favorable impact on the Company's financial performance as a result of exceeding certain of their individual objectives, as well as the Committee's intention to ensure that total cash compensation was at an appropriate competitive position relative to the Company's performance. The following table sets forth the total eligible annual bonus amounts at target and annual bonuses actually paid to each of our NEOs under the 2016 NEO bonus program.

Named Executive Officer	Total Annual Bonus at Target	Total Annual Bonus Paid	% Bonus Paid vs. Target
Edward J. Wehmer	$1,012,500	$1,350,675	133.4%
David A. Dykstra	$539,000	$600,000	111.3%
Richard B. Murphy	$371,000	$440,000	118.6%
David L. Stoehr	$298,688	$305,000	102.1%
Timothy S. Crane	$283,500	$300,000	105.8%
Our annual bonus may be paid in cash and/or equity at the discretion of the Committee. With regard to 2016 performance, annual bonuses awarded by the Committee to NEOs on or prior to March 15, 2017 were paid in cash.
Long-Term Incentive Plan (LTIP)
The Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders. The framework is also designed to:

•	provide a competitive compensation opportunity;

•	foster retention;

•	allow the Company to compete effectively for talent;

•	incorporate leading practices;

•	provide transparency;

•	support the Company’s long-term strategy and growth objectives;

•	align management’s long-term compensation with achievement of business goals;

•	link pay and performance;

•	create a long-term focus based on sustainable results; and

•	create stock ownership.
Award Mix
The Committee administers the LTIP and can determine on an annual basis the mix of awards included in the annual grant. The Committee determined that the 2016 award vehicle mix should be comprised of the following:

Award Vehicle Mix	% of Award
Performance-Based Cash Awards	50%
Performance-Based Restricted Stock Units	25%
Time Vested Stock Options	25%

Performance-based cash and performance-based restricted stock units are designed to promote pay for performance since the awards vest only upon the achievement of certain performance conditions. Stock options further align executives with shareholder interests since the award value is based on stock price appreciation.
Performance-based awards under the LTIP are contingent upon the achievement of pre-established long-term goals set in advance by the Committee over a multi-year period (i.e., three years), with overlapping performance cycles. Performance-based cash and equity awards are earned only at the end of the performance cycle based on the Company’s performance against pre-established goals certified by the Committee, subject to negative discretion adjustments.
In 2016, the Committee selected three-year cumulative earnings per share (as adjusted to exclude acquisition-related charges as determined by the Committee, “Cumulative Adjusted EPS”) as the measure for the 2016-2018 LTIP cycle. The Company believes that targets established by the Committee for this performance metric are reasonably achievable with strong executive management performance.
2016 LTIP Target and Grants: The Committee provided a 2016 LTIP grant for the performance period from January 1, 2016 through December 31, 2018, with the performance-based restricted stock units and cash awards that will vest based on our Cumulative Adjusted EPS performance. Similar to 2015, the Committee maintained the NEO's long term incentive target percentage, as a percentage of base salary, as outlined below.

Named Executive Officer	Target Percentage of Base Salary
Edward J. Wehmer	130.0%
David A. Dykstra	75.0%
Richard B. Murphy	75.0%
David L. Stoehr	67.5%
Timothy S. Crane	67.5%
 Stock Option Awards: Twenty-five percent of each executive's target incentive opportunity was granted as stock options. The number of shares of Common Stock subject to options granted to the NEOs under the 2016 LTIP is set forth below. The exercise price for each stock option award was $40.87 per share and the options vest in one-third annual installments beginning on January 28, 2017.

Named Executive Officer	Number of shares subject to stock option awards
Edward J. Wehmer	42,519
David A. Dykstra	16,790
Richard B. Murphy	11,338
David L. Stoehr	8,487
Timothy S. Crane	8,046

Performance-Based Restricted Stock Unit Awards and Performance-Based Cash Awards: The performance-based restricted stock unit awards (25% of incentive target opportunity) and performance-based cash awards (50% of target incentive opportunity) will each be measured at the end of a performance period ending December 31, 2018. The threshold, target and maximum award opportunities for each NEO for the performance-based restricted stock unit and cash awards is set forth in the following two tables:
Performance-Based Restricted Stock Unit Awards

Named Executive Officer	Number of shares -Maximum Performance	Number of shares - Target Performance	Number of shares - Threshold Performance
Edward J. Wehmer	13,419	8,946	4,473
David A. Dykstra	5,300	3,533	1,767
Richard B. Murphy	3,579	2,386	1,193
David L. Stoehr	2,679	1,786	893
Timothy S. Crane	2,540	1,693	847
Performance-Based Cash Awards

Named Executive Officer	Amount payable under performance-based cash awards- Maximum Performance	Amount payable under performance-based cash awards- Target Performance	Amount payable under performance-based cash awards- Threshold Performance
Edward J. Wehmer	$1,096,875	$731,250	$365,625
David A. Dykstra	$433,125	$288,750	$144,375
Richard B. Murphy	$292,500	$195,000	$97,500
David L. Stoehr	$218,954	$145,969	$72,985
Timothy S. Crane	$207,563	$138,375	$69,188
Beginning in 2013, the Committee required that our CEO defer at least 30% of his long-term incentive opportunity until at least retirement.  For the 2016 LTIP cycle, Mr. Wehmer achieved that deferral by deferring 100% of his performance-based restricted stock units award and 10% of his performance-based cash award until the later of ten years or retirement. The Committee believes that Mr. Wehmer’s interests are sufficiently aligned with shareholders. Accordingly, with respect to 2017, the Committee sunsetted the deferral requirement based upon the collective amount of Mr. Wehmer’s deferred long-term incentive opportunity.
2014-2016 LTIP Results and Payment: The 2014-2016 LTIP used a mix of awards comprised of 50% performance-based cash awards, 25% performance-based restricted stock unit awards and 25% time-vested options. The Committee determined for this performance cycle to use asset growth, return on average assets and growth in tangible book value per share as performance measures, weighted equally. The following chart outlines the performance award matrix adopted in conjunction with the 2014-2016 LTIP cycle:

	Asset Growth		Return on Average Assets		Tangible Book Value Per Share
	CAGR in Assets	Payout % of Target Award	ROAA	Payout % of Target Award	CAGR TBV per Share	Payout % of Target Award
Maximum	10.64%	67%	1.33%	67%	13.30%	67%
Target	8.00%	33%	1.00%	33%	10.00%	33%
Threshold	5.36%	17%	0.67%	17%	6.70%	17%
< Threshold	<5.36%	0%	<0.67%	0%	<6.70%	0%
At the end of the performance cycle, the Committee determined that the following levels of performance for each measure had been attained:

•	CAGR in assets: 12.35%

•	ROAA: 0.81%

•	CAGR in TBV per share: 6.43%
Based on the achievement levels with respect to the 2014-2016 performance measures, the Committee certified a payout equal to 90% of target which was paid on February 23, 2017, as set forth in the following table:

	Cash Payment(1)	Value of Performance-Based Restricted Stock Unit Settlement (2)	Total Value Delivered (3)
Edward J. Wehmer	$643,500	$498,128	$1,141,628
David A. Dykstra	$253,125	$202,116	$455,241
Richard B. Murphy	$168,750	$134,769	$303,519
David L. Stoehr	$124,538	$99,374	$223,912
Timothy S. Crane	$116,943	$93,313	$210,256

(1)	Mr. Wehmer’s performance-based cash award was paid in the amount of $579,150, with the remaining 10% (or $64,350) deferred to the later of March 27, 2024 or retirement.

(2)
The NEOs received shares as follows: Mr. Wehmer 6,866 (fully deferred until the later of March 27, 2024 or retirement); Mr. Dykstra 2,701; Mr. Murphy 1,801; Mr. Stoehr 1,328; and Mr. Crane 1,247. The value ascribed in the table above was derived based on the $74.83 fair market value of the shares on February 23, 2017, the date these awards were settled. Mr. Wehmer's award is valued based on the fair market value on January 26, 2017 of $72.55, which is the date on which the Committee certified the performance criteria and the earned shares were deemed deferred.

(3)	These values are exclusive of the values of the options also granted as part of the 2014-2016 LTIP awards which were previously disclosed and not subject to the performance conditions noted above.
Perquisites and Other Benefits
Our NEOs receive modest perquisites provided by or paid for by the Company that the Committee believes are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2016, these perquisites included: car allowances or Company-owned automobiles; club dues; life insurance; and supplemental long-term disability. Our NEOs were also eligible for a 401(k) employer matching contribution on the same terms as all other employees of the Company.
The Committee reviews the perquisites provided to its NEOs on a regular basis to evaluate whether they continue to be appropriate in light of the Committee’s overall goal of designing a competitive compensation program for NEOs that is aligned with the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2016 are included in column (i) of the “2016 Summary Compensation Table."
Post-Termination Compensation
We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements). Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2016, is found under the heading “Potential Payments upon Termination or Change in Control” on page 50 of this Proxy Statement.
The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, prior to or following a change in control, notwithstanding any concern that they might have at such time regarding their own continued employment. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company’s interests in its client and employee relationships. The Committee also believes that these agreements are important as a recruitment and retention device, as nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional Information Regarding Compensation Policies
We have additional compensation policies that support our practices. These policies serve to further illustrate and provide context around our approaches to compensation.
Clawback Policy. Our Clawback policy provides that the Company may recover any payment or equity awards made to a current or former executive officer, if the payment was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event, the Company may recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financials. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.
In addition, the clawback provision of the Sarbanes-Oxley Act of 2002 also applies to Messrs. Wehmer and Stoehr. This provision provides that if the Company is required to restate its financials as a result of misconduct, Mr. Wehmer and Mr. Stoehr are required to reimburse the Company for bonuses or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the SEC.
Impact of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to “covered employees.” “Covered employees” generally consist of a company’s Chief Executive Officer and the other NEOs (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. Although the Committee considers the deductibility of executive compensation, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives. The Committee therefore reserves the authority to approve potentially non-deductible compensation as it deems appropriate.
Policy Regarding Excessive or Luxury Expenditures. Our Board adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. A copy of this policy is available on our website, www.wintrust.com.
Tax Gross-Up Provisions. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.
Prohibition on Hedging and Short Selling. The Company’s executive officers and Directors are prohibited from engaging in short selling of the Common Stock or engaging in hedging or offsetting transactions regarding the Common Stock.
Prohibition on Pledging Stock. In April 2013, the Company adopted a policy prohibiting executive officers and Directors from pledging any of the Company’s securities.
Stock Ownership Guidelines. In January 2011, the Company adopted stock ownership guidelines for our executive officers as part of our commitment to corporate governance and to strengthen the alignment of interests between our executive officers and shareholders. Under the guidelines, our Chief Executive Officer and other NEOs are expected to accumulate shares of Common Stock to meet the applicable ownership level within five years of their election or appointment (the “Measurement Date”).
For purposes of the guidelines, “shares” include shares owned by the executive or the executive’s immediate family members residing in the same household, including shares held in the Company’s 401(k) plan or employee stock purchase plan, shares held in trust for the benefit of the executive or the executive’s family, shares obtained through stock option exercise, and deferred shares, non-vested shares of restricted stock and restricted stock units granted under the Company’s equity plans.

Title	Guideline
Chief Executive Officer	6 times base salary
Chief Operating Officer and Chief Credit Officer	3 times base salary
Other Named Executive Officers	1 times base salary

The Committee will review an executive’s progress toward achieving the applicable guideline. An executive’s progress toward the applicable ownership guideline is expected to be approximately 20% per year. If the Committee determines that an executive has not demonstrated sufficient progress toward compliance with the applicable guideline, it may take appropriate action.
Compensation Process and Roles
Role of Management. The Committee made all 2016 compensation decisions for our NEOs. Mr. Wehmer and Mr. Dykstra annually review the performance of each of the Company’s and its subsidiaries’ officers (other than Mr. Dykstra, whose performance is reviewed by Mr. Wehmer, and Mr. Wehmer whose performance is reviewed by the Committee, and Mr. Murphy whose performance is reviewed by the Committee due to the fact that he is married to the sister of Mr. Wehmer’s wife). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.
Committee Process. During 2016, the Committee reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. In setting compensation for each of the NEOs, the Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Committee acted pursuant to a written charter that had been approved by our Board.
Compensation Consultant. The Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company’s executive compensation program. In 2016, the Committee relied upon Meridian to advise it on executive compensation-related issues and to provide advice relating to establishing bonus opportunities and target incentives for 2016. In addition, Meridian provided guidance on leading practices on compensation. Meridian attended meetings of the Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian's work for the Committee does not raise any conflicts of interest.

2016 Summary Compensation Table
The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2016, 2015, and 2014. The section of this Proxy Statement entitled “Compensation Discussion & Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non- Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Edward J. Wehmer President & Chief Executive Officer	2016	1,125,000	1,350,675	365,625	365,625	643,500	—	48,710	3,899,135
	2015	1,122,917	1,040,000	357,500	357,500	500,500	—	37,191	3,415,608
	2014	1,100,000	976,000	357,500	357,500	288,000	—	37,893	3,116,893
David A. Dykstra Senior Executive Vice President & Chief Operating Officer	2016	770,000	600,000	144,375	144,375	253,125	—	32,783	1,944,658
	2015	769,167	555,000	318,940	326,545	221,813	—	34,187	2,225,652
	2014	759,167	524,500	140,625	140,625	175,500	—	28,856	1,769,273
Richard B. Murphy Executive Vice President & Chief Credit Officer	2016	529,231	440,000	97,500	97,500	168,750	—	24,982	1,357,963
	2015	519,167	400,000	161,790	95,625	140,481	—	24,125	1,341,188
	2014	509,167	352,000	93,750	93,750	111,150	—	20,275	1,180,092
David L. Stoehr Executive Vice President & Chief Financial Officer	2016	441,731	305,000	72,984	72,984	124,538	—	23,365	1,040,602
	2015	431,458	290,000	70,875	70,875	109,200	—	23,250	995,658
	2014	419,167	279,500	69,188	69,188	72,000	—	20,244	929,287
Timothy S. Crane Executive Vice President, Treasurer and Senior Market Head (6)	2016	419,231	300,000	69,188	69,188	116,943	—	21,413	995,963
	2015	409,167	270,000	67,500	67,500	102,375	—	21,784	938,326

(1)	The amounts shown in this column for 2016 consist of cash annual bonus awards made in 2017 with respect to 2016 performance for each of the NEOs.

(2)
The amounts shown in this column for 2016 represent performance-based restricted stock unit awards granted under the Company’s LTIP. These awards are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and are reported based on the probable achievement of the performance-based vesting conditions at the time of grant. Under LTIP, if the highest achievement level is attained for the 2016 performance-based restricted stock unit awards, the maximum grant date fair value for these awards are as follows: Mr. Wehmer $548,438; Mr. Dykstra $216,563; Mr. Murphy $146,250; Mr. Stoehr $109,476; and Mr. Crane $103,782. The grant date fair value of the awards represents the average of the high and low sale prices of the Common Stock on the date of grant, as reported by NASDAQ multiplied by the shares subject to the award at target level.

(3)
The amounts shown in this column for 2016 constitute options granted under the Company's 2015 Stock Incentive Plan (the "2015 Plan"). Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. The accounting policy and assumptions for stock-based compensation are described in Notes 1 and 17 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Amounts reported for 2016 represent the cash portion of the 2014-2016 LTIP payment made in 2017.

(5)
Amounts in this column include the value of all other compensation paid to or received by the NEOs in 2016. Please see the “All Other Compensation” table below for further information regarding these amounts. Perquisites are valued at actual amounts paid for such perquisites and other compensation.

(6)	Mr. Crane was not an NEO prior to 2015.

All Other Compensation

Named Executive Officer	Corporate Automobile Usage ($)	Club Memberships Not Exclusively For Business Use ($)	Life Insurance Premiums ($)	Supplemental Long-Term Disability ($)	401(k) Plan Matching Contribution ($)	Total ($)
Edward J. Wehmer	20,127	11,722	9,108	3,753	4,000	48,710
David A. Dykstra	20,697	—	5,934	2,152	4,000	32,783
Richard B. Murphy	6,701	6,012	5,934	2,335	4,000	24,982
David L. Stoehr	12,000	—	5,934	1,431	4,000	23,365
Timothy S. Crane	12,000	2,239	3,174	—	4,000	21,413

2016 Grants of Plan-Based Awards Table

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (3) (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (4) (m)
		Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Edward J. Wehmer	1/28/2016	—	—	—	—	—	—	—	42,519	40.87	365,625
	1/28/2016	365,625	731,250	1,096,875	—	—	—	—	—	—	—
	1/28/2016	—	—	—	4,473	8,946	13,419	—	—	—	365,625
David A. Dykstra	1/28/2016	—	—	—	—	—	—	—	16,790	40.87	144,375
	1/28/2016	144,375	288,750	433,125	—	—	—	—	—	—	—
	1/28/2016	—	—	—	1,767	3,533	5,300	—	—	—	144,375
Richard B. Murphy	1/28/2016	—	—	—	—	—	—	—	11,338	40.87	97,500
	1/28/2016	97,500	195,000	292,500	—	—	—	—	—	—	—
	1/28/2016	—	—	—	1,193	2,386	3,579	—	—	—	97,500
David L. Stoehr	1/28/2016	—	—	—	—	—	—	—	8,487	40.87	72,984
	1/28/2016	72,985	145,969	218,954	—	—	—	—	—	—	—
	1/28/2016	—	—	—	893	1,786	2,679	—	—	—	72,984
Timothy S. Crane	1/28/2016	—	—	—	—	—	—	—	8,046	40.87	69,188
	1/28/2016	69,188	138,375	207,563	—	—	—	—	—	—	—
	1/28/2016	—	—	—	847	1,693	2,540	—	—	—	69,188

(1)
The amounts in this column represent performance-based cash awards granted to the NEOs pursuant to the 2016 LTIP and granted under the 2015 Plan that will be earned at the end of the performance cycle ending December 31, 2018 based on the Company’s achievement of performance objectives relating to the Company’s Cumulative Adjusted EPS. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

(2)
The amounts in this column represent performance-based restricted stock unit awards granted to the NEOs pursuant to the 2016 LTIP and granted under the 2015 Plan that will be earned at the end of the performance cycle ending December 31, 2018 based on the Company’s achievement of performance objectives relating to the Company’s Cumulative Adjusted EPS. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.

(3)
The amounts in this column represent option awards granted to the NEOs under the 2015 Plan pursuant to the 2016 LTIP. All of the stock option awards granted to each NEO will vest ratably over three years on each of the first through third year anniversaries of the date of grant, subject to the NEO’s employment through the applicable vesting date, subject to certain qualifying termination events.

(4)
The amounts in this column are valued based on the grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance-based restricted stock unit awards, are based on the probable outcome of the applicable performance conditions. See Notes 2 and 3 to the 2016 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table
All equity awards made to our NEOs were made pursuant to our 2015 Plan. All options under the 2015 Plan were granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the 2015 Plan to be the average of the highest and the lowest quoted selling prices on NASDAQ on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. For days on which NASDAQ is closed, we set the exercise price based on the prior day’s stock price, and we do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date.
Each of our current NEOs is subject to an employment agreement with the Company. The initial terms under the employment agreements of Messrs. Wehmer, Dykstra, Murphy and Crane expired in 2011 and the initial term of Mr. Stoehr’s employment agreement expired in 2009. However, each NEO’s agreement automatically renews for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Messrs. Stoehr and Crane, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. If a change in control occurs, the then-current term of each NEO’s employment agreement automatically extends for two years from the date of the change in control. If the term is extended due to a change in control, such extension will be further extended automatically for successive three-year terms, in the case of Messrs. Wehmer, Dykstra and Murphy, and one-year terms in the case of Messrs. Stoehr and Crane, unless either the NEO or the Company provides notice of non-renewal at least 60 days prior to the expiration of the then-current term.

2016 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information for each NEO with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2016 and (2) each award of restricted stock units that has not vested and remained outstanding at December 31, 2016.

	Options Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#)(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Edward J. Wehmer	15,627	—	—	37.85	01/24/20	6,866	(4)	498,266	8,105	(5)	588,180
	3,367	—	—	41.24	07/25/20	—		—	8,946	(6)	649,211
	19,922	9,961	—	46.86	01/23/21	—		—	—		—
	12,303	24,604	—	44.11	01/22/22	—		—	—		—
	—	42,519	—	40.87	01/28/23	—		—	—		—
David A. Dykstra	7,651	—	—	33.28	08/03/18	2,701	(4)	196,012	3,231	(5)	234,474
	8,180	—	—	30.98	01/26/19	—		—	3,533	(6)	256,390
	6,926	—	—	37.85	01/24/20	2,666	(2)	193,472	—		—
	7,838	3,917	—	46.86	01/23/21	—		—	—		—
	4,904	9,807	—	44.11	01/22/22	—		—	—		—
	6,334	12,666	—	44.11	01/22/22	—		—	—		—
	—	16,790	—	40.87	01/28/23	—		—	—		—
Richard B. Murphy	4,590	—	—	33.28	08/03/18	1,801	(4)	130,699	2,168	(5)	157,332
	5,181	—	—	30.98	01/26/19	—		—	2,386	(6)	173,152
	4,386	—	—	37.85	01/24/20	1,000	(2)	72,570	—		—
	5,224	2,612	—	46.86	01/23/21	—		—	—		—
	3,291	6,581	—	44.11	01/22/22	—		—	—		—
	—	11,338	—	40.87	01/28/23	—		—	—		—
David L. Stoehr	3,060	—	—	33.28	08/03/18	1,328	(4)	96,373	1,607	(5)	116,620
	3,356	—	—	30.98	01/26/19	—		—	1,786	(6)	129,610
	3,409	—	—	37.85	01/24/20	—		—	—		—
	3,856	1,927	—	46.86	01/23/21	—		—	—		—
	2,439	4,878	—	44.11	01/22/22	—		—	—		—
	—	8,487	—	40.87	01/28/23	—		—	—		—
Timothy S. Crane	2,864	—	—	33.28	08/03/18	1,247	(4)	90,495	1,530	(5)	111,032
	3,146	—	—	30.98	01/26/19	—		—	1,693	(6)	122,861
	3,196	—	—	37.85	01/24/20	1,221	(2)	88,608	—		—
	3,622	1,809	—	46.86	01/23/21	—		—	—		—
	2,323	4,645	—	44.11	01/22/22	—		—	—		—
	—	8,046	—	40.87	01/28/23	—		—	—		—

(1)    The following table provides information with respect to the vesting of each NEO’s outstanding options:

Name	Award Type	1/22/2017	1/23/2017	1/28/2017	1/22/18	1/28/2018	1/28/2019
Edward J. Wehmer	Stock Options	12,303	9,961	14,173	12,301	14,173	14,173
David A. Dykstra	Stock Options	11,238	3,917	5,597	11,235	5,597	5,596
Richard B. Murphy	Stock Options	3,291	2,612	3,780	3,290	3,780	3,778
David L. Stoehr	Stock Options	2,439	1,927	2,829	2,439	2,829	2,829
Timothy S. Crane	Stock Options	2,323	1,809	2,682	2,322	2,682	2,682

(2)	The following table provides information with respect to the vesting of each NEO’s outstanding restricted stock unit awards:

Name	Award Type	1/22/17	10/23/17	1/22/18	10/23/18	10/23/19
David A. Dykstra	Restricted Stock Units	1,334	—	1,332	—	—
Richard B. Murphy	Restricted Stock Units	500	—	500	—	—
Timothy S. Crane	Restricted Stock Units	—	407	—	407	407

(3)	The amounts in this column represent restricted stock unit awards that remained subject to performance-based vesting conditions as of December 31, 2016.

(4)
Represents awards that vested and were settled on February 23, 2017, based on performance during the period from January 1, 2014 through December 31, 2016. The awards are reported at the actual vesting level, which was determined based on the Company’s achievement of performance objectives relating to the Company’s return on average assets, annual growth rate in assets and growth rate in tangible common book value per share, with each goal weighted equally.

(5)
Represents performance-based restricted stock unit awards that will be earned at the end of the January 1, 2015 through December 31, 2017 performance period based on the Company’s achievement of performance objectives relating to the Company’s Cumulative Adjusted EPS. These restricted stock unit awards are reported in this table assuming target achievement.

(6)
Represents performance-based restricted stock unit awards that will be earned at the end of the January 1, 2016 through December 31, 2018 performance period based on the Company’s achievement of performance objectives relating to the Company’s Cumulative Adjusted EPS. These restricted stock unit awards are reported in this table assuming target achievement.

2016 Option Exercises and Stock Vested Table
The following table sets forth information for each NEO with respect to the vesting of stock awards during 2016, and the value realized upon such vesting. None of our NEOs exercised stock options during 2016.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (2) (e)
Edward J. Wehmer	—	—	6,612	270,232
David A. Dykstra	—	—	4,264	182,666
Richard B. Murphy	—	—	2,356	101,904
David L. Stoehr	—	—	1,442	63,628
Timothy S. Crane	—	—	1,759	81,814

(1)	Represents the vesting of awards, including performance-based stock awards, granted under the Company’s 2007 Plan.

(2)
The value realized on the vesting of restricted stock units represents the average of the high and low market price of the Common Stock on the date of vesting multiplied by the number of restricted stock units that vested. Mr. Wehmer's award (fully deferred until the later of March 27, 2023 or retirement) is valued based on the fair market value on January 28, 2016 of $40.87, which is the date on which the Committee certified the performance criteria and the earned shares were deemed deferred.

2016 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)		Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Edward J. Wehmer	320,282	(1)	—	1,618,456	(2)	—	4,364,738	(3)
David A. Dykstra	—		—	966,500	(2)	—	2,664,700	(4)
Richard B. Murphy	—		—	—		—	—
David L. Stoehr	—		—	—		—	—
Timothy S. Crane

(1)
This amount represents the value of the deferred portion of Mr. Wehmer's performance-based cash award and performance-based stock awards from the payment in 2016 of the 2013-2015 LTIP awards on the dates the awards were settled.

(2)
The amounts reported in the column entitled “Aggregate Earnings in Last Fiscal Year” represent the change in the value of the shares subject to the deferred LTIP and restricted stock unit awards from December 31, 2015 to December 31, 2016.

(3)
This amount represents Mr. Wehmer's deferred LTIP awards noted in (1) and his restricted stock unit awards which have vested but are not issuable until the earlier to occur of (i) the executive’s termination of employment and (ii) the time at which the executive is no longer subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

(4)
This amount represents Mr. Dykstra's restricted stock unit awards which have vested but are not issuable until the earlier to occur of (i) the executive’s termination of employment and (ii) the time at which the executive is no longer subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As noted under “Compensation Discussion & Analysis - Post-Termination Compensation” on page 40 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether in connection with a change in control or otherwise. The benefits to be provided to the current NEOs under the employment agreements upon various termination situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2016.
Payments Made upon Termination
The NEO’s rights upon a termination of his employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:

•
We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•
The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO’s duties and responsibilities, or (ii) reduce the NEO’s adjusted total compensation (as defined in the agreements) to an amount less than (x) 75% of his adjusted total compensation for the prior 12 months or (y) 75% of his adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he waives all claims that he might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions and confidentiality provisions that would apply for three years following the termination of employment or, in the case of Mr. Crane, for two years.
Payment Obligations for Termination with Cause
If an NEO is terminated for Cause, he or she is entitled to receive amounts earned during the terms of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave; and

•	reimbursements.
 Payment Obligations Upon Death or Permanent Disability
In the event of death or permanent disability of an NEO, in addition to the items above:

•
Messrs. Wehmer, Dykstra, Murphy and Stoehr will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards to such NEO in the year of his death or disability. Mr. Crane will be entitled to a payment equal to two times the sum of his base salary in effect at the time of his death or disability and the annual incentive compensation award (not including any equity-based award or cash award with a vesting period of greater than one year) paid to Mr. Crane during the 12-month period prior to his termination. Such payments will be made (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii) in the case of permanent disability, ratably over 36 months (24 months for Mr. Crane), with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company. For Mr. Crane, such payment benefit will be reduced by the amount of any income earned by Mr. Crane during the 24-month period; provided, however, that such amount paid to Mr. Crane shall not be less than $8,333.34 per month.

•	Each NEO will immediately vest in all outstanding awards under the Company’s incentive plans.

Additionally, in the event of termination due to permanent disability:

•
Messrs. Wehmer, Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he becomes eligible for Medicare benefits; and

•
Messrs. Stoehr and Crane will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period for Mr. Stoehr and the 24-month period for Mr. Crane over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause
In the event of constructive termination or termination without cause of an NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that:

•
the payment described in the first bullet point under “Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period for Messrs. Wehmer, Dykstra, Murphy and Stoehr and over the 24-month period for Mr. Crane;

•	outstanding option awards under the Company’s incentive plans will remain exercisable until the earlier of (i) three months or (ii) the life of the award;

•
Messrs. Wehmer, Dykstra and Murphy and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion or (b) the date he becomes eligible for Medicare benefits; and

•
Messrs. Stoehr and Crane and their respective dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (b) the expiration of the maximum coverage period under COBRA or (c) the date he becomes eligible for Medicare benefits.

Payment Obligations for Termination Without Cause or Constructive Termination Following a Change in Control
In the event of the constructive termination or termination without cause of an NEO within eighteen months of a change in control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally:

•	Pursuant to our incentive plans, the NEO will be entitled to immediate vesting and lapsing of restrictions on all outstanding awards;

•
Messrs. Wehmer, Dykstra and Murphy will be entitled to an additional cash payment equal to an amount that would offset any excise taxes incurred by the NEO as a result of the receipt of any change in control payments and such offset payment, within 30 days of the determination that such excise tax is due; and

•
In the case of Messrs. Stoehr and Crane, such payment may be subject to reduction (any such payment a “Reduced Payment”) to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code) unless the change in control payments, less the amount of any excise taxes payable by the NEO, is greater than the Reduced Payment.

On May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. This policy does not apply to the employment agreements with Messrs. Wehmer, Dykstra and Murphy in effect at the time of adoption of such policy.
For purposes of a change in control, the NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described above) if the resulting employer were to (i) materially reduce the NEO’s duties and responsibilities, (ii) reduce the NEO’s adjusted total compensation to an amount less than (x) 100% of his adjusted total compensation for the prior 12 months or (y) 100% of his adjusted total compensation for the 12 months preceding the date of such NEO’s employment agreement, whichever is greater, or (iii) following the change in control, deliver notice to such NEO that he will continue to be employed but his employment agreement will be rejected. In addition, in the case of Messrs. Wehmer, Dykstra and Murphy, the NEO is said to have been Constructively Terminated if we reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity.
“Change in control” is defined in the NEOs’ employment agreements by reference to the 2007 Stock Incentive Plan, which defines change in control as any of the following events:

•
if any person acquires 50% or more of the Company’s outstanding Common Stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company);

•	if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board;

•
the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

The table below shows potential payments to the current NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause, in connection with a change in control and retirement. The amounts shown assume that termination was effective as of December 31, 2016, and are estimates of the amounts that would be paid to the executives upon termination. All equity awards have been calculated using the closing stock price of the Company’s Common Stock on December 30, 2016 of $72.57, as reported on NASDAQ. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Payment	Death ($)	Permanent Disability ($)	Constructive Termination ($)	Termination Without Cause ($)	Termination in Connection with a Change in Control ($)	Retirement ($)
Edward J. Wehmer (1)	Cash Severance Benefit (2)	6,412,500	6,412,500	6,412,500	6,412,500	6,412,500	—
	Value of Unvested and Accelerated Equity (3)	3,410,976	3,410,976	1,106,797	1,106,797	4,039,843	1,106,797
	Value of Long-Term Cash Incentive Award (4)	1,363,917	1,363,917	1,363,917	1,363,917	2,089,750	1,363,917
	Benefit Continuation (5)	—	38,493	38,493	38,493	38,493	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—	—
	TOTAL	8,487,393	10,505,886	8,921,707	8,921,707	12,580,586	2,470,714
David A. Dykstra (1)	Cash Severance Benefit (2)	3,927,000	3,927,000	3,927,000	3,927,000	3,927,000	—
	Value of Unvested and Accelerated Equity (3)	1,903,785	1,903,785	631,255	631,255	1,792,421	631,255
	Value of Long-Term Cash Incentive Award (4)	539,375	539,375	539,375	539,375	826,875	539,375
	Benefit Continuation (5)	—	155,454	155,454	155,454	155,454	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—	—
	TOTAL	3,670,160	5,805,614	5,253,084	5,253,084	6,701,750	1,170,630
Richard B. Murphy (1)	Cash Severance Benefit (2)	2,703,000	2,703,000	2,703,000	2,703,000	2,703,000	—
	Value of Unvested and Accelerated Equity (3)	979,731	979,731	365,866	365,866	1,147,610	365,866
	Value of Long-Term Cash Incentive Award (4)	361,250	361,250	361,250	361,250	555,000	361,250
	Benefit Continuation (5)	—	130,285	130,285	130,285	130,285	—
	Less Life Insurance Proceeds (6)	(2,700,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—	—
	Excise Tax Gross-Up Payment (8)	—	—	—	—	—	—
	TOTAL	1,343,981	3,454,266	3,560,401	3,560,401	4,535,895	727,116
David L. Stoehr (1)	Cash Severance Benefit (2)	2,223,563	2,223,563	2,223,563	2,223,563	2,223,563	—
	Value of Unvested and Accelerated Equity (3)	674,760	674,760	—	—	800,040	—
	Value of Long-Term Cash Incentive Award (4)	267,694	267,694	—	—	412,257	—
	Benefit Continuation (5)	—	53,298	26,649	26,649	26,649	—
	Less Life Insurance Proceeds (6)	(2,197,500)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—	—
	Severance Cutback (9)	—	—	—	—	—	—
	TOTAL	968,517	2,499,315	2,250,212	2,250,212	3,462,509	—
Timothy S. Crane (1)	Cash Severance Benefit (2)	1,380,000	1,380,000	1,380,000	1,380,000	1,380,000	—
	Value of Unvested and Accelerated Equity (3)	727,896	727,896	88,608	—	846,814	—
	Value of Long-Term Cash Incentive Award (4)	253,068	253,068	—	—	390,318	—
	Benefit Continuation (5)	—	35,532	26,649	26,649	26,649	—
	Less Life Insurance Proceeds (6)	(1,200,000)	—	—	—	—	—
	Less Disability Insurance Proceeds (7)	—	(720,000)	—	—	—	—
	Severance Cutback (9)	—	—	—	—	—	—
	TOTAL	1,160,964	1,676,496	1,495,257	1,406,649	2,643,781	—

(1)
In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2016.

(2)
Upon termination due to death or disability, termination without cause, constructive termination, or qualifying termination following a change in control, with respect to each NEO other than Mr. Crane, such NEO is entitled to receive an amount equal to three times (3x) the sum of (i) the NEO’s base salary in effect at the time of termination plus (ii) an amount equal to the NEO’s target cash bonus and the NEO’s target stock bonus in the year in which the termination occurs. Under a constructive termination, termination without cause or a qualifying termination following a change in control, Mr. Crane is entitled to a severance payments of two times (2x) base salary and an amount equal to the annual incentive compensation paid to him during the 12-month period prior to the termination.

(3)
All outstanding stock options (except Mr. Dykstra’s award of 19,000 stock options in January 2015, of which 12,666 remained unvested as of December 31, 2016) immediately vest in the event of death, permanent disability, or a qualifying termination following a change in control. Mr. Dykstra’s January 2015 stock option award will immediately vest in the event of death or permanent disability. All time-vesting restricted stock awards will immediately vest in the event of a death, permanent disability, constructive termination, retirement or a qualifying termination following a change in control. In the event of death, permanent disability or retirement, the 2014, 2015 and 2016 performance-based restricted stock unit awards will vest on a pro-rata basis based on performance over the full performance period. For this analysis, performance has been assumed at target for the 2015 and 2016 awards. For the 2014 performance-based restricted stock unit awards, the amount represents the actual payout, since the performance period was completed on December 31, 2016 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the 2015 and 2016 performance-based restricted stock unit awards will vest in full at target performance. The 2014 performance-based restricted stock unit award is shown at actual performance as the performance period ended on December 31, 2016. Messrs. Wehmer, Dykstra and Murphy had met the retirement-eligibility requirements under each of the foregoing equity awards as of December 31, 2016. Therefore, any constructive termination or termination without cause incurred by Messrs. Wehmer, Dykstra and Murphy was treated as a retirement for purposes of quantifying their disclosed benefits.

(4)
In the event of death, permanent disability or retirement, 2014, 2015 and 2016 performance-based cash awards will be payable in a pro-rata portion based on actual performance over the full performance period. For this analysis, performance has been assumed at target for the 2015 and 2016 awards. For the 2014 performance-based cash awards, the amount represents the actual payout, since the performance period was completed on December 31, 2016 and the performance achieved during the period was known. In the event of a qualifying termination following a change in control, the 2015 and 2016 performance-based cash awards will vest in full at target performance. The 2014 performance-based cash award is shown at actual performance as the performance period ended on December 31, 2016. Messrs. Wehmer, Dykstra and Murphy had met the retirement-eligibility requirements under each of the foregoing equity awards as of December 31, 2016. Therefore, any constructive termination or termination without cause incurred by Messrs. Wehmer, Dykstra and Murphy was treated as a retirement for purposes of quantifying their disclosed benefits.

(5)
We have assumed benefit continuation for Messrs. Wehmer, Dykstra and Murphy through the age of 65, the time at which the NEO will be eligible for Medicare. We have assumed benefit continuation for 18 months in the event termination in connection with a change in control, termination without cause or constructive termination for Mr. Stoehr and Mr. Crane, per current COBRA guidelines. We have assumed benefit continuation for 36 months in the event of permanent disability for Mr. Stoehr and 24 months in the event of permanent disability for Mr. Crane.

(6)
In the event of termination in connection with death, the amount of benefits to be paid for each NEO pursuant to his employment agreement shall be reduced by the amount of any life insurance benefit payments paid or payable to him from policies of insurance maintained and/or paid for by the Company; provided that in the event the life insurance benefits exceed the amount to be paid to him, the executive shall remain entitled to receive the excess life insurance payments.

(7)
In the event of termination in connection with permanent disability, the amount of benefits to be paid to each NEO pursuant to his employment agreement shall be reduced by the amount of any long-term disability insurance benefit payments paid or payable to him during the payment period from policies of insurance maintained and/or paid for by the Company; provided that in the event the long-term disability insurance benefits exceed the amount to be paid to him, he shall remain entitled to receive the excess insurance payments.

(8)
In the event of a termination in connection with a change in control, Messrs. Wehmer, Dykstra and Murphy are entitled to an excise tax gross-up payment to be paid by the Company if the present value of the NEO’s parachute payments exceeds his safe harbor. Excise tax gross up payments were calculated in accordance with Section 280G of the Code. Effective May 20, 2009, the Company adopted a policy that it will not enter into any new or materially amended agreements with NEOs that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

(9)
The employment agreements for Mr. Stoehr and Mr. Crane provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Code (the “Reduced Payment”). This reduction will not apply if the sum of the amount of severance pay less the amount of excise tax payable by the NEO is greater than the Reduced Payment.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion & Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s Proxy Statement, its Annual Report on Form 10-K and such other filings with the SEC as may be appropriate.
Compensation Committee

BRUCE K. CROWTHER (Chair)	H. PATRICK HACKETT, JR.
JOSEPH F. DAMICO	GARY D. "JOE" SWEENEY
WILLIAM J. DOYLE

PROPOSAL NO. 2 — APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPANY'S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT
Background of the Proposal
As the Company has done in years past and as required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program. Although this vote is advisory and thus non-binding, the Board and the Compensation Committee value the opinions of the shareholders and will consider the outcome of this "Say on Pay" vote when evaluating our compensation philosophy, policies and practices.
At the annual meetings of shareholders held in 2016, 2015, and 2014, we provided our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the applicable proxy statement. Our shareholders overwhelmingly approved such proposals, with more than 90% of the votes cast each year in favor.
At the 2011 annual meeting, we asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our Board recommending an annual advisory vote. Our Board recommended and shareholders approved an annual Say on Pay vote. As required by Section 14A of the Exchange Act, we are again asking our shareholders to consider the appropriate frequency of future Say on Pay votes at the Annual Meeting (see Proposal No. 3)
Executive Compensation
The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation — Compensation Discussion & Analysis,” the Compensation Committee has taken a number of actions in recent years to further strengthen the Company’s compensation philosophy and objectives and the percentage of the compensation of senior executives which is “at risk.” As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Shareholders are encouraged to carefully review the “Executive Compensation — Compensation Discussion & Analysis” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program. Because this shareholder vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board has authorized a shareholder vote on the Company’s executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:
“Resolved, that the shareholders of Wintrust Financial Corporation approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in this Proxy Statement for the 2017 Annual Meeting of Shareholders.”
 Required Vote
The approval of the non-binding advisory resolution approving the compensation of our named executive officers described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no impact on whether the proposal passes.
THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPANY'S
EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background of the Proposal

As required by Section 14A of the Exchange Act, every six years, the Company will provide shareholders with an opportunity to vote to approve, on an advisory basis, the frequency of the Say on Pay vote as described in Proposal No. 2. We are asking shareholders whether future Say on Pay votes should be held every one, two or three years.
Because our Board views it as a good corporate governance practice, and because at our 2011 annual meeting approximately 89% of the votes cast were in favor of an annual Say on Pay vote, we again are asking our shareholders to approve an annual Say on Pay vote. Our reasons in support of an annual Say on Pay vote are further described below.

Frequency of Say on Pay Advisory Vote

After careful consideration, our Board recommends that shareholders vote "ONE YEAR" as the frequency of future Say on Pay votes for a number of reasons, including the following:

•
An annual Say on Pay vote allows us to obtain shareholder input on our executive compensation program on a more consistent basis which aligns more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and practices;

•
A one-year frequency provides the highest level of accountability and communication by enabling the Say on Pay vote to correspond with the most recent executive compensation information presented in our proxy statement for the annual meeting;

•
A longer approach may make it more difficult for the Compensation Committee to understand and respond to the voting results because it may be unclear whether the shareholder vote pertains to the most recent executive compensation information presented in our proxy statement or to pay practices from the previous two years or both; and

•	Holding Say on Pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

Shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: one year, two years, three years or shareholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our shareholders to vote for a ONE YEAR frequency when voting in response to the following resolution at the Annual Meeting:

“Resolved, that the option of once every (1) one year, (2) two years or (3) three years that receives the highest number of votes cast for this resolution will be determined to be the recommended frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the annual meeting of shareholders.”

Required Vote

This vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when adopting a policy on the frequency of future Say on Pay votes. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board as the shareholders’ recommendation as to the frequency of future Say on Pay votes. Nevertheless, the Board may decide that it is in the best interests of our shareholders and the Company to hold Say on Pay votes more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE "EVERY ONE YEAR"
AS THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, an independent registered public accounting firm for the Company, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as amended.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP their independence from the Company.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
Audit Committee

INGRID S. STAFFORD (Chair)	MARLA F. GLABE
ZED S. FRANCIS, III	SCOTT K. HEITMANN

PROPOSAL NO. 4 - RATIFICATION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for the fiscal year ended December 31, 2017. The Board and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999 and is considered by the Board and the Audit Committee to be well qualified. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification. Brokers will have discretionary authority to vote on this proposal.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

AUDIT AND NON-AUDIT FEES PAID
The Company’s independent auditors for the fiscal years ended December 31, 2016 and 2015 were Ernst & Young LLP. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.
The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2016 and December 31, 2015:
Audit Fees: Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $1,753,652 in 2016 and $1,692,164 in 2015.
Audit-Related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $146,000 in 2016 and $36,000 in 2015.
Tax Fees: Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $542,417 in 2016 and $598,995 in 2015.
All Other Fees: This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories, which includes services provided for on-line accounting and auditing standards, interpretive guidance and regulatory advisory services. Aggregate fees for other services were $1,995 in 2016 and $1,995 in 2015.
The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.
Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.
To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.
All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for fiscal year 2016 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
Shareholder proposals intended to be presented at the Company’s 2018 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 14, 2017 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of Rule 14a-8 of the proxy rules adopted under the Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2018 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Pursuant to the By-laws, the deadline for such notice is February 24, 2018 (but not before January 25, 2018).

OTHER BUSINESS
The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy card accompanying this Proxy Statement, such persons shall vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Boege
Corporate Secretary

0

WINTRUST FINANCIAL CORPORATION

Proxy for Annual Meeting of Shareholders on May 25, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Wintrust Financial Corporation, to be held May 25, 2017 at the Company's corporate headquarters at 9700 West Higgins Road, 2nd Floor, Rosemont, Illinois 60018, and at any adjournments or postponements thereof, as designated on the reverse side of this form.

If no other indication is made on the reverse side of this form, the proxies shall vote "FOR" the election of the directors, "FOR" proposals 2 and 4, and "EVERY 1 YEAR" on proposal 3.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

WINTRUST FINANCIAL CORPORATION

May 25, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, form of proxy card, Annual Report on Form 10-K and Annual Letter to Shareholders are available at https://materials.proxyvote.com/97650W

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS, "FOR" PROPOSALS 2 AND 4, AND "EVERY 1 YEAR" ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

	FOR	AGAINST	ABSTAIN
Peter D. Crist	☐	☐	☐
Bruce K. Crowther	☐	☐	☐
William J. Doyle	☐	☐	☐
Zed S. Francis III	☐	☐	☐
Marla F. Glabe	☐	☐	☐
H. Patrick Hackett, Jr.	☐	☐	☐
Scott K. Heitmann	☐	☐	☐
Christopher J. Perry	☐	☐	☐
Ingrid S. Stafford	☐	☐	☐
Gary D. "Joe" Sweeney	☐	☐	☐
Sheila G. Talton	☐	☐	☐
Edward J. Wehmer	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve, on an advisory (non-binding) basis, the Company's executive compensation as described in the 2017 Proxy Statement.	☐	☐	☐

	Every 1 year	Every 2 years	Every 3 years	ABSTAIN
3. Proposal to approve, on an advisory (non-binding) basis, the frequency of future shareholder advisory votes to approve the Company's executive compensation every one, two or three years.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Proposal to ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2017.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.